UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive proxy statement
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☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

ORION MARINE GROUP, INC.

(Name of Registrant as Specified in its Charter)

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ORION MARINE GROUP, INC.
12000 AEROSPACE, SUITE 300
HOUSTON, TEXAS 77034

April 8, 2013

To our Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2013 Annual Meeting of Stockholders of Orion Marine Group, Inc., which will be held on Thursday, May 23, 2013 at 10:00 a.m. Central Time. You will be able to attend the 2013 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/orn2013. You will need the 12-digit control number included in your proxy materials in order to be able to enter the Annual Meeting.

At the Annual Meeting, you will be voting on:

(1)	the re-election of two members to our Board of Directors, each to serve a three-year term and until his successor is duly elected and qualified;
(2)	a non binding advisory proposal to approve the compensation of our named executive officers as disclosed in our proxy statement;
(3)	the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2013, and
(4)	any other business that may properly come before the Annual Meeting, or any reconvened meeting after an adjournment thereof.

The following pages contain the formal Notice of Annual Meeting and the Proxy Statement.

Important Notice Regarding Internet Availability of Proxy Materials
For the Annual Meeting of Stockholders to be held on May 23, 2013

You may access an electronic, searchable copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2012 at http://www.proxyvote.com

This year we will seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockowners will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.

The accompanying Proxy Statement provides detailed information regarding the matters to be acted upon at the Annual Meeting. In addition to the Proxy Statement, we have included a copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012. The Form 10-K provides information regarding our operations as well as our audited, consolidated financial statements. In accordance with Securities and Exchange Commission rules, the Proxy Statement and the Form 10-K, as well as our other proxy materials may be found at www.proxyvote.com, which does not have cookies that identify visitors to the site.

Your vote is important. Please vote your shares as soon as possible. Voting is available via the Internet or telephone, or by paper proxy card. This will ensure representation of your shares. Returning the proxy card or voting by telephone or electronically does not deprive you of your right to attend the virtual meeting and to vote your shares during the live webcast for the matters to be acted upon at the meeting.

Sincerely,

Peter R. Buchler
Corporate Secretary

Houston, Texas
April 8, 2013

ORION MARINE GROUP, INC.
12000 AEROSPACE, SUITE 300
HOUSTON, TEXAS 77034

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be held on May 23, 2013

The Proxy Statement and accompanying 2012 Annual Report on Form 10-K are available at http://www.proxyvote.com.

You may also access the proxy materials and vote your shares at http://www.proxyvote.com

TIME AND DATE:	10:00 a.m. Central Time, on Thursday, May 23, 2013
INTERNET ACCESS:	www.virtualshareholdermeeting.com/orn2013 Use the 12-digit Control Number provided in your proxy materials
ITEMS OF BUSINESS:	(1) To re-elect two members to our Board of Directors, each to serve a three-year term and until his successor is duly elected and qualified;
(2) To approve a non binding advisory proposal on the compensation of our named executive officers as disclosed in the attached proxy statement;
(3) To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2013; and
(4) To transact any other business that may properly come before the Annual Meeting or any reconvened meeting after an adjournment thereof.
RECORD DATE:	The stockholders of record at the close of business on April 1, 2013, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
PROXY VOTING:	It is important that your shares are represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card provided to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement. You are invited to attend the Annual Meeting through the link at www.virtualshareholdermeeting.com/orn2013, and may vote at that time.

This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 8, 2013.

By Order of the Board of Directors

Peter R. Buchler
Corporate Secretary
Houston, Texas
April 8, 2013

ORION MARINE GROUP, INC.
12000 Aerospace Suite 300
Houston, Texas 77034
Telephone: (713) 852-6500

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

We are providing this Proxy Statement, and accompanying proxy materials, to the holders of the common stock of Orion Marine Group, Inc. (“Orion” or the “Company”) for use at the 2013 Annual Meeting of Stockholders, and any adjournments or postponements thereof. The Annual Meeting will be held on May 23, 2013, at 10:00 a.m. Central Time at www.virtualshareholdermeeting.com/orn2013. You may access this site using the 12-digit Control Number provided with your proxy materials. The Proxy Statement, the enclosed form of proxy, and the Company’s Annual Report for the year ended December 31, 2012 are first being distributed or made available to stockholders on or about April 8, 2013.

Our Board of Directors has established April 1, 2013 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders at the close of business on the record date are entitled to vote on matters presented at the Annual Meeting.

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it and the enclosed materials carefully.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 23, 2013:

Orion’s 2013 Proxy Statement and Annual Report to Stockholders for 2012 are available at www.proxyvote.com.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

GENERAL INFORMATION

ABOUT THE COMPANY

We are a leading marine specialty contractor serving the heavy marine infrastructure market. We provide a broad range of marine construction services on, over, and under the water primarily along the Gulf Coast, the Atlantic Seaboard, the West Coast, Canada, and in the Caribbean Basin. Our principal executive offices are located at 12000 Aerospace, Suite 300, Houston, Texas 77034. Our common stock is listed for trading on the New York Stock Exchange (“NYSE”). Our trading symbol is ORN. At the close of business on the Record Date, 27,246,456 shares of common stock were outstanding.

ABOUT THE ANNUAL MEETING

Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” in the mail rather than a full set of proxy materials?

The Securities and Exchange Commission (“SEC”) rules allow companies to provide stockowners with access to proxy materials over the Internet rather than mailing the materials to stockowners. To conserve natural resources and reduce costs, we are sending to many of our stockowners a Notice of Internet Availability of Proxy Materials. The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future Annual Meetings in printed form by mail or electronically by email.

Why did I receive these proxy materials?

The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the 2013 Annual Meeting of Stockholders, which will take place on May 23, 2013 (the “Annual Meeting”). As a stockholder of the Company on the Record Date, you are entitled to vote your shares at the Annual Meeting.

What is the purpose of the Annual Meeting?

There are currently three proposals scheduled for consideration and a vote at the Annual Meeting:

1.	The re-election of two Class II directors, each to serve a three-year term expiring in 2016;
2.	A non-binding proposal to approve the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and
3.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Could other matters be considered and voted upon at the meeting?

Our Board does not expect to bring any other matter before the Annual Meeting and is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our By-laws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holders will vote the proxies at their discretion.

How many votes may stockholders cast?

Each share of common stock that was outstanding on the record date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. As of the record date, there were 27,246,456 shares of common stock outstanding and entitled to vote at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote must be present, in person (online) or represented by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” In determining whether a quorum exists, the inspector of elections includes as present shares owned by holders who abstain from voting, shares owned by holders who do not vote on one or more proposals, withheld votes, and broker non-votes (see What is a “broker non-vote”? below).

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2013
Your Voting Options	You may vote “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting on each nominee.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.
Recommendation of the Board of Directors	The Board recommends you vote “FOR” each of the two nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” ratification of our selection of Grant Thornton LLP as our independent registered public accounting firm for 2013.

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2013
Vote Required for Approval	plurality of the votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal
Effect of Abstention	no effect	will count as a vote AGAINST this proposal	will count as a vote AGAINST this proposal
Effect of Broker Non-vote	no effect	no effect	not applicable

Majority Voting Policy in Director Elections.   Although our directors are elected by plurality vote, our Board has adopted a majority voting policy. Each of our current directors, including the two director nominees, has delivered an irrevocable resignation letter for the Board’s consideration in the event that he does not receive more “FOR” than “AGAINST” votes in an uncontested election. We have provided more information about our majority voting policy under the heading “Proposal No. 1 — Election of Directors.”

Any Other Matters.   Any other matter properly brought before the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, unless a different vote is required by statute, NYSE listing standards, or our certificate of incorporation or By-laws.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are several distinctions between shares held of record and those held beneficially.

Stockholders of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust, you are the stockholder of record of those shares.

Beneficial Owners.  If your shares are held in a bank account, brokerage account, or by another nominee, you are the beneficial owner of those shares, and your bank, broker, or nominee (your “broker”) is the stockholder of record.

How do I vote?

Stockholders of Record.  If you are a stockholder of record, you may vote in any of the following ways:

(1)	online at http://www.proxyvote.com;
(2)	by telephone, by calling 1-800-690-6903;
(3)	if you received a paper copy of our proxy materials, by mail, by signing, dating and mailing the proxy card in the enclosed postage-paid envelope; or
(4)	during the Annual Meeting through our link at www.virtualshareholdermeeting.com/orn2013. You must use the 12-digit Control Number provided in your proxy materials to access this site.

Beneficial Owners.  If you are a beneficial owner, you should refer to the proxy card or voting instruction form you received from your broker for an explanation of the voting options that are available to you. If you wish to vote online during the Annual Meeting, you must request, complete, and deliver a proxy from your broker.

Can my shares be voted if I do not provide voting instructions?

Stockholders of Record.  If you are a stockholder of record and do not deliver a proxy or otherwise vote your shares, your shares will not be voted. However, if you execute a proxy or cast a vote (whether online, by telephone, or by proxy card) without giving instructions as to how to vote on one or more proposals, your shares will be voted in accordance with the Board’s recommendations on the proposals for which you have not provided specific voting instructions.

Beneficial Owners.  If you are a beneficial owner and do not provide your broker with specific voting instructions, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote. Brokers generally only have discretionary authority to vote shares held in street name on “routine” matters but not on “non-routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is generally considered a “routine” matter. The proposal to elect directors and the say-on-pay vote are generally not considered “routine” matters; therefore, if you do not provide voting instructions to your broker on those proposals, your shares will not be voted on those proposals.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner submits a proxy that votes the shares on one or more proposals, but does not vote (the “broker non-vote”) on “non-routine” matters with respect to which the beneficial owner has not given voting instructions. As noted above, if you are a beneficial owner and do not provide voting instructions, the only matter proposed in this proxy statement on which your broker may vote is the ratification of our selection of auditors. If you hold your shares through a broker, bank, or nominee, please provide them with specific voting instructions.

Can I change or revoke my vote?

Yes. You may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by (1) filing a written revocation with the Corporate Secretary at the Company’s executive offices, (2) submitting online, by mail, or by phone a duly executed proxy bearing a later date, or (3) voting online during the Annual Meeting at www.virtualshareholdermeeting.com/orn2013.

Who are the proxies?

In connection with the solicitation of proxies for the Annual Meeting, the Board of Directors has appointed Peter R. Buchler, J. Michael Pearson, and Mark R. Stauffer as proxies. All properly executed proxies that specify as to how the stockholder wishes his shares to be voted will be voted in accordance with those instructions.

Who will count the votes?

The Company has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the votes and act as the Inspector of Elections.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K filed with the SEC within four business days following the meeting, which will be available on our website at www.orionmarinegroup.com.

Who pays for the cost of the proxy solicitation?

The Company bears the expense of preparing, printing, mailing, and distributing the proxy materials. In addition to this solicitation by mail, directors, officers, and other employees of the Company may, without additional compensation, solicit the return of proxies by telephone, messenger, facsimile, or email. The Company will request that brokers and other nominee holders of common stock furnish proxy materials to their beneficial owners. The Company will reimburse such brokers and other nominees for their reasonable out-of-pocket expense in doing so. The Company has retained Georgeson Inc. to perform various proxy advisory services. The Company may also use Georgeson Inc. to perform proxy solicitation services if needed; however, the Company has no current intention to do so.

DISCUSSION OF THE PROPOSALS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect two directors to serve on the Company’s Board of Directors. The By-Laws of the Company permit the Board to determine, by resolution, the number of directors the Company will have. The authorized size of the Board is currently set at five persons.

The Company’s Certificate of Incorporation and By-Laws provide for a classified Board of Directors, divided into three classes, each class serving a staggered three-year term. As a result, stockholders will elect approximately one-third of our Board each year. A director holds office from the time of election until the third annual meeting following election. The current term of the two Class III directors, nominated for re-election at this meeting, expires at the 2013 Annual Meeting.

The Company is not aware that either of the nominees will be unable to or will not serve as a director. If, prior to the Annual Meeting, any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card, or voted by telephone or via the Internet will be voted for the election of such other person as may be designated by the Board, the Board may leave the position unfilled, or the Board may reduce the authorized number of directors, as provided in the Company’s By-Laws.

The Board of Directors has nominated Mr. Austin J. Shanfelter and Mr. Gene Stoever for election as Class III directors each to serve a three-year term expiring at the 2016 annual meeting. Messrs. Shanfelter and Stoever currently serve as members of the Board. Mr. Shanfelter is Chairman of our Compensation Committee, and Mr. Stoever is Chairman of our Audit Committee.

Please see “The Board of Directors and its Committees” below for information about the nominee for election as director and the current members of the Board of Directors who will continue to serve following the Annual Meeting, their business experience and other information.

Directors are elected by plurality vote; however, our Board has adopted a majority voting policy in uncontested elections. Each of our current directors, including the two directors nominated for re-election at the Annual Meeting, has delivered an irrevocable resignation letter for the Board’s consideration in the event that he does not receive more “FOR” than “AGAINST” votes in an uncontested election. If an incumbent director fails to receive the required vote for reelection, our Board, after considering the recommendation of its Nominating and Corporate Governance Committee and any factors it deems relevant, will determine whether to accept the resignation. The Board expects any director whose resignation is under consideration to abstain from participating in the decision.

The Board recommends that you vote “FOR” election of the nominee. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our executive officers (our “named executive officers” or “NEOs”) as disclosed in this proxy statement. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). Stockholders are asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the Company’s 2013 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby APPROVED.”

Our executive compensation program is based on our philosophy of paying for performance and tying a significant portion of our executive pay to the achievement of long-term stockholder growth. Although we received overwhelming support for our executive compensation program in our 2011 say-on-pay vote, we received considerably less support in 2012 (although the 2012 say-on-pay proposal was ultimately approved).

After discussions with stockholder advisory groups and our largest stockholders, we have made certain changes to our executive compensation program that we believe are responsive to the concerns raised. Specifically, the Committee took the following actions:

•	Modified our compensation philosophy, changing from our historical approach to targeting pay opportunities between the market median and 75th percentile to targeting pay opportunities at the market median, with the opportunity to earn above the market median — depending upon performance. This change will be more relevant once we return to profitability and re-establish our incentive programs, which are currently suspended.
•	Confirmed our commitment, expressed in our May 10, 2012 supplemental proxy filing, that:
•	No NEO bonuses will be paid unless and until the Company returns to profitability; and
•	Based on the size and purpose of the 2011 multi-year challenge equity award (part of which, for our CEO, was delivered in January 2012), no new equity incentive awards to NEOs will be considered until 2014 at the earliest.

In 2012, given the challenges that our Company has faced over the past couple of years, we pared our executive compensation program down to salary only, at levels unchanged since early 2011. The Committee did not set targets for fiscal 2012 under our Executive Incentive Plan (“EIP”), under which we have traditionally paid annual bonuses, and the Committee has not yet determined whether to set targets under the EIP for fiscal 2013. Once the Company does return to profitability, the Committee will evaluate the Company’s performance and the role of our executives in that performance to make a determination as to whether, and on what basis, any bonuses are warranted.

Because this is an advisory vote, it will not be binding on the Board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. However, we understand that our executive compensation practices are important to our stockholders. Our Compensation Committee will consider the outcome of this vote when considering future executive compensation arrangements.

In considering how to vote on this proposal, we encourage our stockholders to review all the relevant information in this proxy statement — our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

The Board recommends that you vote “FOR” approval of this say-on-pay proposal.

PROPOSAL NO. 3 — APPROVAL OF THE APPOINTMENT OF GRANT THORNTON LLP

The Audit Committee has recommended and the Board of Directors subsequently approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for 2013. Grant Thornton was also the Company’s independent registered public accounting firm for the year ended December 31, 2012.

The Board is asking stockholders to approve the appointment of Grant Thornton, although ratification is not required by law or by the Company’s By-laws. The Board is submitting the appointment of Grant Thornton for approval as a matter of good corporate practice. Whether stockholders approve the appointment or not, the Board of Directors, in its discretion, may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interest of the Company and its stockholders. There is additional information about Grant Thornton under the heading “Information About Audit Fees and Audit Services,” below.

A representative of Grant Thornton is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Board recommends that you vote “FOR” the approval of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

We conduct our business under the direction of our Board. Members of the Board of Directors devote the time, energy, and attention as necessary to ensure diligent performance of their duties.

In November 2007, the Board of Directors adopted the Orion Marine Group, Inc. Corporate Governance Guidelines to assure that the Board has the necessary authority and guidelines in place to review and evaluate our business operations and to exercise judgment to act in the best interests of the Company and its stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors will follow with respect to making decisions regarding board composition and selection, board meetings, involvement of senior management in board meetings, Chief Executive Officer performance evaluation and succession planning, board committees and compensation matters. Directors are expected to attend all meetings of the Board of Directors and each committee on which they serve, and the Board of Directors encourages all its members to attend each Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior accounting and financial officers, including the Chief Executive Officer and Chief Financial Officer and complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The code of ethics, as well as other governance documents, is available as described below under “Website Availability of Governance Documents.” Changes in and waivers to the code of ethics (if any) for the Company’s directors, executive officers, and certain senior financial officers will be posted on the Company’s website within five business days and maintained for at least twelve months.

Website Availability of Governance Documents

You can access the Company’s certificate of incorporation, By-laws, Code of Conduct, Code of Ethics, Corporate Governance Guidelines, and Stockholder Communication Policy, as well as the Audit, Nominating and Corporate Governance, and Compensation Committee Charters on the Investor Relations section of the Company’s website at http://www.orionmarinegroup.com. Information contained on the Company’s website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholder Communications with the Board

Interested persons wishing to communicate with the Board may do so by the following means:

Email:	pbuchler@orionmarinegroup.com
Mail:	Board of Directors
Attn: Corporate Secretary Orion Marine Group, Inc. 12000 Aerospace, Suite 300 Houston, TX 77034

Director Independence

NYSE listing rules require a majority of our directors to be independent. In accordance with these rules, our Board has reviewed the relationships between the Company and each director and has determined that none of Messrs. Amonett, Daerr, Shanfelter, and Stoever has a direct or indirect material relationships with management, and thus each of them satisfies the NYSE’s definition of an independent director. Only Mr. Pearson, who serves as our President and Chief Executive Officer in addition to his role as director, is not independent. Each of the Board’s committees is comprised solely of independent directors.

Nomination of Directors

The Board of Directors is responsible for nominating a slate of candidates for Board membership, and acts through its Nominating and Corporate Governance Committee (“NCGC”), to review the composition of the Board, and screen and recruit potential director nominees in consultation with the Chairman of the Board and the Chief Executive Officer. Although the NCGC has not established specific minimum qualifications for a position on the Board, the Committee seeks candidates who individually demonstrate a high ethical standard, a wide range of business experience at the policy-making level, and the ability to exercise sound and mature judgment in matters that relate to the current and long-term objectives of the Company. The NCGC believes diversity of background, education, experience and social perspective, as well as independence, and the ability to represent the best interests of all stockholders, contribute to an optimal balance of Board members. The Board of Directors, upon recommendation by the NCGC, has determined that the nominee for director contributes to an active, effective and diverse Board.

Board Leadership Structure

We have structured our Board of Directors such that the Chairman of the Board is an independent director. We believe that a chairman independent of management provides critical and independent thinking with respect to the Company’s strategy and long-term objectives. Our Chief Executive Officer serves on the Board of Directors and provides in-depth understanding of the operations of the Company and the issues, opportunities, and challenges facing the Company.

The Board’s Role in Risk Oversight

The members of our Board of Directors are actively involved in the oversight of risk that could affect the Company. This oversight is conducted primarily through the committees of the Board, as discussed in the charters of each committee and descriptions, below. We have adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations (“COSO”). Under these policies, the Chief Executive Officer, Chief Financial Officer, and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. The Audit Committee provides direction on risks identified by management through its annual risk assessment related to financial reporting and internal controls and provides a central oversight role with respect to financial and compliance risks, including compliance with the Foreign Corrupt Practices Act. Our Compensation Committee considers potential risk related to the Company’s overall compensation programs and effectiveness at linking executive pay to performance and aligning the interests of our executives and stockholders. Key risks to the Company’s operations, liquidity, and strategies are considered by the full Board.

Board/Committee Primary Areas of Risk Oversight

Full Board	Risk management process, structure, and overall policies and practices for enterprise risk management; strategic risks associated with business plans, significant capital transactions, including acquisitions and divestitures; and other significant risks such as major litigation, business development risks and succession planning
Audit Committee	Major financial risk exposure; significant operational, compliance, reputational, and strategic risks
Nominating and Governance Committee	Risks and exposures related to corporate governance, effectiveness of the Board and its committees in overseeing the Company, review of director candidates, conflicts of interest and director independence
Compensation Committee	Risks related to executive recruitment, assessment, development, retention and succession policies and programs; and risks associated with compensation policies and practices, including incentive compensation

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names, ages and positions of our director nominees and our continuing directors as of the date of this Proxy Statement.

	Current position	Age	Class	Director since	Term expires
Nominees for Director
Austin J. Shanfelter	Director	56	III	2007	2013
Gene Stoever	Director	75	III	2007	2013
Continuing Directors
Thomas N. Amonett	Director	69	I	2007	2014
Richard L. Daerr, Jr.	Chairman of the Board of Directors	68	II	2007	2015
J. Michael Pearson	President, Chief Executive Officer and Director	65	II	2006	2015

Nominees for Class III Directors for a Three-Year Term to Expire in 2016

The following sets forth certain biographical information for the nominees for election as a director at the Annual Meeting, including each nominee’s position with us and business experience during the past five years.

Austin J. Shanfelter — Mr. Shanfelter has been a member of our Board and a Class III director since May 2007, and has served as Chairman of our Compensation Committee since May 2007 and as a member of the Nominating and Governance Committee since May 2010. He served until December 18, 2008, as a member of the Board of Directors of MasTec, Inc. (NYSE: MTZ), a publicly traded specialty contractor, and as a special consultant. Mr. Shanfelter served as Chief Executive Officer and President of MasTec from August 2001 until March 2007. From February 2000 until August 2001, Mr. Shanfelter was MasTec’s Chief Operating Officer. Prior to being named Chief Operating Officer, he served as President of one of their service offerings from January 1997. Mr. Shanfelter has been in the telecommunications infrastructure industry since 1981. Mr. Shanfelter has been a member of the Society of Cable Television Engineers since 1982 and the National Cable Television Association since 1991. Mr. Shanfelter has served as President of the Power and Communications Contractors Association (“PCAA”). Since April 2009, Mr. Shanfelter has been a member of the Board of Directors of Patriot Risk Insurance Co., a privately held WC insurance company, and a Chairman of Global HR Research LLC. In August 2012, Mr. Shanfelter began serving as a member of the Board of Directors of Sabre Industries, a leading manufacturer of power delivery structures.

Mr. Shanfelter’s achievements as an executive and director of MasTec, Inc., his many years of service as its Chief Executive Officer and President, and previously, its Chief Operating Officer, as well as his service on the board of other diverse entities, provide us with industry insight and perspective and qualify him to serve as one of our directors. The National Association of Corporate Directors recently designated Mr. Shanfelter a Governance Fellow.

Gene Stoever — Mr. Stoever has been a member of our Board and a Class III director since May 2007, has served as chairman of our Audit Committee since May 2007, and as a member of the Compensation Committee since May 2010. He was an audit partner with KPMG LLP for 24 years until his retirement in 1993. During his approximately 30-year tenure with KPMG, he served domestic and multinational clients engaged in the manufacturing, construction, refining, oil and gas, real estate and banking industries, as well as serving as SEC Reviewing Partner responsible for advising and reviewing client filings with the SEC. Mr. Stoever currently serves as chairman of the audit committee and previously as a member of the nominating and corporate governance committee of the Board of Directors of Evolution Petroleum Corp. (NYSE AMEX: EPM) and previously served on the Boards, and as chairman of the audit committees of Propex Inc. and several other companies. Mr. Stoever is a Certified Public Accountant in Texas (currently inactive license holder).

Mr. Stoever is well qualified to serve on our Board, based on his extensive experience in public accounting, his service on other boards, and his service as Chairman of our Audit Committee since 2007, coupled with his knowledge of financial reporting, SEC accounting rules and regulations, and generally accepted accounting principles and auditing standards. Mr. Stoever qualifies as an “audit committee financial expert” pursuant to SEC rules. The National Association of Corporate Directors recently designated Mr. Stoever a Governance Fellow.

Background of the Continuing Directors

Thomas N. Amonett — Mr. Amonett has been a member of our Board and a Class I director since May 2007, and serves as the Chairman of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee. He has been President, Chief Executive Officer and a director of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services primarily to the oil and gas industry, since 1999. From November 1997 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an energy services and manufacturing company. Mr. Amonett also served as the chairman of the board of TODCO, a provider of contract oil and gas drilling services primarily in the U.S. Gulf of Mexico shallow water and inland marine region from 2005 to 2007. He joined the board of Hercules Offshore, Inc., a provider of contract oil and gas drilling services and liftboat services, on July 11, 2007, where he serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Amonett has been a director of Bristow Group Inc. (NYSE: BRS), a global provider of helicopter services, since 2006, where he currently serves on the Audit Committee and Executive Compensation Committee. Mr. Amonett also serves as an advisory director to Triten Corporation, a privately held company. During the past five years, Mr. Amonett has been a director of Stelmar Shipping, Ltd., an owner and operator of petroleum and petroleum product tankers, and Reunion Industries, Inc., a manufacturer of metal products.

Mr. Amonett is qualified to serve as one of our directors based on his considerable management, operational, and financial experience in a wide range of industries. Of particular note is his service as President and Chief Executive Officer of several companies, his service as a director of other companies, and his corporate governance experience and expertise. The National Association of Corporate Directors recently designated Mr. Amonett a Governance Fellow.

Richard L. Daerr, Jr. — Mr. Daerr has served as non-executive Chairman of the Board and as a Class II director since May 2007, and is a member of each Board Committee. Mr. Daerr founded RK Enterprises in 1997, a firm that has assisted companies and investor groups in developing and implementing strategic plans and initiatives focused primarily on the energy, biotechnology, engineering and construction, and pharmaceuticals industries. From 1994 to 1996, Mr. Daerr served as President and Chief Executive Officer of Serv-Tech, Inc., an industrial services company that was listed on the NASDAQ. Mr. Daerr worked for CRSS, Inc. from 1979 to 1992 where he served as General Counsel and Chief Administrative Officer and as the President and Chief Operating Officer from 1990 to 1992. Prior its acquisition, CRSS, Inc. was a NYSE listed company and one of the largest engineering, architectural and construction management companies in the U.S. as well as one of the largest independent power producers in the U.S. CRSS owned a controlling interest in NATEC, Inc., a NASDAQ listed environmental services company of which Mr. Daerr was a director. Mr. Daerr has served on the boards of several private and public companies, including TIMEC Company, Inc., a refinery turnaround maintenance company, from 2002 to 2007, where he served as Chairman of an Independent Committee and served on the Audit Committee. Since 2003, Mr. Daerr has served as a director and on the Audit Committee of DISA, Inc., an industrial drug testing and background checking company. From 1976 to 1979, Mr. Daerr was Associate Counsel with Dresser Industries, Inc., an industrial equipment and materials supply company. From 1972 to 1976, he was a trial attorney with the antitrust division of the United States Department of Justice. In March 2011, Mr. Daerr began serving as a director of Entact, Inc., a performer of field remediation, environmental and construction services, and serves on its Audit Committee.

Mr. Daerr brings a vast amount of diverse experience to our Board, as he has served on numerous boards of public, private and not-for profit companies, as well as serving as a committee member within those boards. Mr. Daerr has been a consultant to various companies in the areas of strategic planning, acquisitions, divestitures and capital market transactions. As a former attorney with the Department of Justice and as counsel to other businesses in the private sector, Mr. Daerr has dealt with many of the laws and regulatory issues that affect public companies today. The National Association of Corporate Directors has designated Mr. Daerr a Governance Fellow.

J. Michael Pearson — Mr. Pearson has served as our President and Chief Executive Officer since 2006 and as a Class II director since May 2007. Mr. Pearson joined us as Chief Operating Officer in March 2006 from Global Industries, Inc. (NASDAQ: GLBL), an offshore marine construction company, where he served as Chief Operating Officer from May 2002 to November 2005 and Senior Vice President, Strategic Planning from February 2002 to May 2002. Prior to joining Global Industries, Inc., Mr. Pearson served as a General Manager for Enron Engineering and Construction Co. from 2000 to 2001. Prior to that position, Mr. Pearson served as Executive Vice President for Transoceanic Shipping Co. in 1999 and President and Chief Executive Officer for International Industrial Services, Inc. from 1997 to 1999. From 1973 to 1997, Mr. Pearson served in various management capacities at McDermott International, Inc. (NYSE: MDR), including as Vice President and General Manager. Mr. Pearson is a registered Professional Engineer in Louisiana, Idaho and Texas. Mr. Pearson currently serves as President of the Board of Directors of Louisiana Tech University’s Engineering & Science Foundation (“ESF”), a corporation which supports the activities and programs for the Dean of the college of Engineering & Science at the University.

Mr. Pearson brings extensive industry knowledge to our Board of Directors and provides critical management insight regarding the challenges and opportunities facing the Company. He has over 40 years’ management, operational and strategic experience in global marine construction related fields. He is also actively involved in numerous industry associations. His engineering experience is also of significant value as a Board Member. The National Association of Corporate Directors has designated Mr. Pearson a Governance Fellow.

Meetings of the Board of Directors

Directors are expected to attend all meetings of the Board and each committee on which they serve, and the Board encourages all its members to attend each Annual Meeting of Stockholders.

The Board of Directors held eight meetings during 2012. All directors attended 100% of all meetings of the Board of Directors and all directors attended the 2012 Annual Meeting of Stockholders.

Non-management directors meet in executive session on a regular basis, generally at the end of a regularly-scheduled Board meeting. The Chairman of the Board presides over the executive session. In addition, the Audit Committee has adopted a practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee has adopted a similar practice.

Committees of the Board

The Board has three standing committees; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. Each committee is governed by a written charter approved by the Board of Directors. A copy of each charter is available on the Company’s website at http://www.orionmarinegroup.com.

The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Thomas Amonett	X	—	Chair
Richard L. Daerr	X	X	X
Austin Shanfelter	—	Chair	X
Gene Stoever	Chair	X	—

The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Pursuant to its charter, the Audit Committee has the following responsibilities, among others:

•	to select the independent auditor to audit our annual financial statements;
•	to approve the overall scope of and oversee the annual audit and any non-audit services;
•	to assist management in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditor and our internal audit function, and our compliance with legal and regulatory requirements;
•	to discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditor;
•	to discuss policies with respect to risk assessment and risk management; and
•	to review with the independent auditor any audit problems or difficulties and management’s responses.

Messrs. Stoever (Chairman), Amonett, and Daerr are currently members of the Audit Committee, and the Board has determined each to be independent under NYSE listing standards and applicable SEC rules. In addition, Mr. Stoever meets the relevant standards as a financial expert as defined by SEC rules. During 2012, the Audit Committee met four times. A report by the Audit Committee is presented elsewhere in this proxy statement.

The Compensation Committee supports the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. Pursuant to its charter, the Compensation Committee has the following responsibilities, among others:

•	to develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;
•	to review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for senior management, including severance arrangements;
•	to approve incentive and bonus plans applicable to senior management and administer awards under incentive compensation and equity-based plans;
•	to review and recommend major changes to and take administrative actions associated with any other forms of non-salary compensation; and
•	to review and approve or recommend to the entire Board for its approval, any transaction in our equity securities between us and any of our officers or directors subject to Section 16 of the Exchange Act.

Messrs. Shanfelter (Chairman), Daerr, and Stoever are currently members of the Compensation Committee, and the Board has determined each to be independent under the listing standards of the NYSE. In addition, each is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as defined in the regulations promulgated under Internal Revenue Code 162(m). The Compensation Committee met six times during 2012. A report by the Compensation Committee is presented elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation. During the last fiscal year, Austin Shanfelter, Richard L. Daerr, and Gene Stoever served on our Compensation Committee. No Compensation Committee member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the Compensation Committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, when one of that entity’s executive officers served on our Board of Directors or on our Compensation Committee.

The Nominating and Corporate Governance Committee recommends director candidates to the Board, oversees the evaluation of Board and Committee members, develops and monitors corporate governance principles, practices and guidelines for the Board and the Company. Pursuant to its charter, the Nominating and Corporate Governance Committee has the following responsibilities, among others:

•	to identify individuals qualified to become Board members and to recommend that the Board select the director nominees for election at annual meetings of stockholders or for appointment to fill vacancies;
•	to recommend to the Board director nominees for each committee of the Board;
•	to advise the Board about appropriate composition of the Board and its committees;
•	to advise the Board about, develop and recommend to the Board appropriate corporate governance practices, principles and guidelines, and to assist the Board in implementing those practices;
•	to lead the Board in its annual review of the performance of the Board and its committees; and
•	to perform such other functions as the Board may assign to the committee from time to time

Messrs. Amonett (Chairman), Daerr and Shanfelter are currently members of this committee, and the Board has determined each to be independent as defined in the applicable rules of the NYSE and the SEC. The Nominating and Governance Committee met three times during 2012.

If a stockholder wishes to recommend a nominee for director for the 2013 Annual Meeting of Company Stockholders, written notice should be sent to the Corporate Secretary in accordance with instructions set forth below and later in this Proxy Statement under the caption “Submission of Stockholder Proposals for 2013 Annual Meeting”. Any stockholder notice of intention to nominate a director shall include:

•	The name and address of the stockholder;
•	A representation that the stockholder is entitled to vote at the meeting at which directors will be elected;
•	The number of shares of the Company that are beneficially owned by the stockholder;
•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
•	The following information with respect to the person nominated by the stockholder:
º	Name and address;
º	A complete resume or statement of the candidate’s qualifications, including education, work experience, industry knowledge, membership on other boards of directors and civic activity;
º	A description of any arrangements and understandings between the stockholder and the nominee and any other persons pursuant to which the nomination is made;
º	The consent of each such nominee to serve as a director if elected; and
º	Such other information as required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations of the SEC and the NYSE.

The Nominating and Corporate Governance Committee seeks to achieve a Board composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics. In addition, prospective directors must have time available to devote to Board activities. The Nominating and Corporate Governance Committee uses a variety of methods and multiple sources to identify and evaluate nominees for directors, including referrals from other directors and management, recommendations by stockholders, and third party professional search firms.

The Company did not receive any stockholder nominations for director to be considered by the Nominating and Corporate Governance Committee for the Annual Meeting and, pursuant to our By-laws, the time has elapsed for any stockholder to properly nominate a candidate for director for consideration at this year’s Annual Meeting.

Annual Performance Evaluations

Annually, the Board and its committees conduct self-performance evaluations and review each committee charter. Also annually, the Corporate Governance Guidelines are reviewed and reassessed for adequacy.

DIRECTOR COMPENSATION

The following table describes the compensation earned by persons who served as non-employee directors during 2010. Mr. Pearson, who is an employee of the Company, received no additional compensation for his service on the Board.

Name	Fees Earned or Paid in Cash(1)	Stock Compensation(2)	Option Awards	Total
Thomas N. Amonett	$60,500	$60,000	$—	$120,500
Richard L. Daerr, Jr.	$106,000	$60,000	$—	$166,000
Austin J. Shanfelter	$64,500	$60,000	$—	$124,500
Gene Stoever	$64,500	$60,000	$—	$124,500

(1)	Amounts in this column represent retainers, meeting fees and chairmanship fees as further described below.
(2)	As part of their annual compensation package in 2012, the non-employee directors each received a restricted stock grant with a grant date fair value of $60,000, based on the mean price of the Company’s stock on the date of grant. These awards were granted on November 20, 2012, at which time the price was $6.55. The restricted stock vests over a six-month time period and thus will vest in full on May 20, 2013.

The Compensation Committee of the Board of Directors retained Pearl Meyer & Partners, an independent consulting firm, to assist in determining the components and amounts of director compensation for 2012, based on comparisons of board compensation in similarly-situated companies.

Non-employee directors were compensated in 2012 based on the following fee structure:

Annual retainer	$45,000
Board Chairman additional annual retainer	$40,000
Audit Committee Chairman additional annual retainer	$12,500
Compensation Committee Chairman additional annual retainer	$12,500
Nominating and Corporate Governance Chairman additional annual retainer	$8,500
Committee members additional annual retainer	$7,000

All retainers are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable travel and lodging expenses incurred in attending Board and committee meetings.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the executive officers of the Company serving as of the date of this Proxy Statement. All executive officers are appointed by, and serve at the pleasure of, the Board. There is no family relationship between or among any of the Company’s directors and executive officers.

Name	Age	Position with the Company
J. Michael Pearson	65	President, Chief Executive Officer and Director
Mark R. Stauffer	50	Executive Vice President and Chief Financial Officer
James L. Rose	48	Executive Vice President — Atlantic and Caribbean
Peter R. Buchler	67	Executive Vice President, Chief Administrative Officer, Chief Compliance Officer, General Counsel and Secretary

Below is a summary of the business experience of our executive officers who do not serve on the Board. Mr. Pearson’s business experience is included under the caption “Background of the Continuing Directors”, above.

Mark R. Stauffer — Mr. Stauffer joined the Company in 1999 as Vice President and Chief Financial Officer, and was elected Executive Vice President and Chief Financial Officer in 2007. He also served as the Company’s Corporate Secretary from 2004 until August 31, 2007. Mr. Stauffer has assumed increasing responsibilities for operational oversight and in 2011 he was elected President of the Company’s operating subsidiaries. Prior to joining the Company, Mr. Stauffer served in various capacities at Coastal Towing, Inc. from 1986 to 1999, including Vice President and Chief Financial Officer. Mr. Stauffer has 26 years of experience in the marine industry, is a Certified Public Accountant and was recently designated a Governance Fellow by The National Association of Corporate Directors.

James L. Rose — Mr. Rose was named Executive Vice President — Atlantic and Caribbean of the Company in December 2007 and prior to this served as President of Orion Marine Construction, Inc. (f/k/a Misener Marine Construction, Inc. (“OMC”), a wholly-owned subsidiary of the Company, since 2006. Mr. Rose served as Area Manager- Jacksonville for OMC from 2005 to 2006 and prior to this he was employed from 2002 to 2005 as Project Engineer and Project Manager for Granite Construction Company. From 2001 to 2002, Mr. Rose served as Project Engineer and Project Manager for OMC. Mr. Rose has approximately 27 years of experience in the heavy civil construction industry.

Peter R. Buchler — Mr. Buchler joined the Company as Vice President, General Counsel and Corporate Secretary in September 2009. He subsequently became the Company’s Chief Compliance Officer and effective January 1, 2010, became Executive Vice President. In 2011, he became our Chief Administrative Officer. Prior to joining the Company, Mr. Buchler founded and operated The Buchler Group, LLC, a consulting firm providing corporate and contracting advisory services to the domestic and international construction industry. From 2003 to 2008, Mr. Buchler worked for Global Industries, Ltd. (formerly NASDAQ: GLBL) in various capacities, including Assistant General Counsel, Vice President Commercial and Subcontracts, and Vice President of Asia Pacific. Prior to this, he served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Cooperheat-MQS, Inc, following service as Assistant General Counsel- Corporate, and subsequently Assistant General Counsel- the Marine Construction and Shipbuilding, Industrial Services segments of McDermott International, Inc. (NYSE: MDR). Mr. Buchler has 33 years of experience in the marine construction industry, is admitted to practice law in Texas and Louisiana and was recently designated by The National Association of Corporate Directors as a Governance Fellow.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables, based in part upon information supplied by officers, directors and certain stockholders, sets forth the ownership of the Company’s common stock as of the record date by:

(1)	each person or entity who is known by the Company to own beneficially more than 5% of the Company’s common stock;
(2)	each of the Company’s directors;
(3)	each of the Company’s named executive officers, and
(4)	all directors and executive officers of the Company as a group.

Security Ownership of Certain Beneficial Owners:

Name and Address	Common Shares Beneficially Owned		Percent of Common Shares(1)
5% Stockholders:
Van Den Berg Management, Inc. 805 Las Cimas Parkway Suite 430 Austin, TX 78746	2,675,960	(a)	9.82%
Artisan Partners Holdings LP 875 East Wisconsin Ave, Suite 800 Milwaukee, WI 53202	2,302,400	(b)	8.45%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,245,573	(c)	8.24%
Robeco Investment Management, Inc. One Beacon Street Boston, MA 02108	1,810,521	(d)	6.64%
Invesco, Ltd. 1555 Peachtree St. NE Atlanta, GA 30309	1,648,172	(e)	6.05%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,528,375	(f)	5.61%
Lee Munder Capital Group LLC 200 Clarendon Street T-28 Boston, MA 02116	1,414,387	(g)	5.19%

(1)	Calculated based on 27,246,456 shares outstanding on the record date
(a)	As reported on Schedule 13G/A filed on February 14, 2013, Van Den Berg Management, Inc. holds sole voting and dispositive power over all reported shares.
(b)	As reported on Schedule 13G/A filed on February 7, 2013, Artisan Partners is an investment company that has shared voting and dispositive power over all reported shares, including 1,495,700 shares held on behalf of Artisan Funds. ZFIC, Inc. (the sole stockholder of Artisan Corp), Andrew Ziegler and Carlene Ziegler, (principal stockholders of ZFIC) have shared voting and dispositive power over all reported shares.
(c)	As reported on Schedule 13G/A filed on February 1, 2013, BlackRock, Inc., a parent holding company has sole voting and dispositive power over all reported shares.
(d)	As reported on Schedule 13G filed on February 7, 2013, Robeco Investment Management, Inc. has sole dispositive power for all reported shares and sole voting power over 1,384,376 shares.
(e)	As reported on Schedule 13G/A filed on February 8, 2013, Invesco, Ltd. has sole voting and dispositive power over all reported shares.

(f)	As reported on Schedule 13G filed on February 13, 2013, The Vanguard Group, Inc. has sole voting power over 35,754 shares, sole dispositive power over 1,493,421 shares, and shared dispositive power over 34,954 shares.
(g)	As reported on Schedule 13G filed on February 11, 2013, Lee Munder Capital Group LLC, an investment advisory firm, has sole voting power for 1,052,200 shares and no dispositive power over any of the reported shares.

Security Ownership of Directors, Nominees, and Management

Name of Beneficial Owner	Number of Outstanding Shares of Common Stock Owned(1)	Shares Acquirable within 60 days upon the Exercise of Stock Options(2)	Total Beneficial Ownership	Percent of Class(3)
Non-Management Directors:
Thomas N. Amonett	32,632	21,726	54,358	*
Richard L. Daerr, Jr.	38,632	21,726	60,358	*
Austin Shanfelter	29,492	11,332	40,824	*
Gene Stoever	26,683	34,932	62,615	*
Named Executive Officers:
Peter R. Buchler	54,721	59,192	113,913	*
J. Michael Pearson	244,676	273,709	518,385	1.9%
James L. Rose	62,652	139,903	202,555	*
Mark R. Stauffer	156,037	222,389	378,426	1.4%
Directors and Officers as a group (8 persons):	645,525	785,909	1,451,434	5.1%

*	Less than 1%
(1)	Includes grants of stock for which vesting restrictions have not lapsed, however, the recipient retains voting rights.
(2)	Includes shares that may be acquired within 60 days of April 1, 2013 by exercising vested stock options but does not include any stock options that remain unvested on that date.
(3)	Calculated based on 27,246,456 common shares outstanding on the record date. For each individual, this percentage is determined by assuming the named stockholder exercises all options which the stockholder has the right to acquire within 60 days of April 1, 2013, but that no other person exercises any options.

Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.

Based solely on a review of the copies of these reports furnished to the Company and representations that no other reports were required during the year ended December 31, 2012, we believe that our executive officers and directors have complied in a timely manner with all Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss and analyze the compensation of our Chief Executive Officer, Chief Financial Officer, and our two other executive officers (our “named executive officers” or “NEOs”) for the 2012 fiscal year. The discussion that follows focuses on the philosophy and objectives of the Company’s compensation program, the goals that the program is designed to reward, the determination of the formulas to measure performance and award levels, and the components of executive compensation. For additional information regarding compensation of our named executive officers, see the compensation tables and accompanying narrative disclosure under “Executive Compensation.”

The key components of our traditional executive compensation program have remained substantially the same for several years. Over the past few years, our Compensation Committee has consistently followed a compensation philosophy that:

(1)	Places the majority of executive pay at risk for performance and continued employment; and
(2)	Ties executive pay to long-term growth in stockholder value through a combination of competitive salaries, performance-based annual cash incentives, and meaningful long-term equity incentives (stock options and restricted stock).

However, for fiscal 2012, given the considerable challenges faced by our Company and our focus on returning to profitability, the Committee pared back our executive compensation program to salary only, at levels unchanged since early 2011. All of our incentive programs (our Executive Incentive Plan (“EIP”), under which annual bonuses have historically been paid, and our annual grants of stock options and restricted stock) have been temporarily suspended.

Given the foregoing, the Committee did not set targets under the EIP for fiscal 2012, as the Committee believed that executive management’s attention should be singularly focused on the main goal of returning to profitability. The Committee has not yet made a decision as to whether to set performance targets under the EIP for fiscal 2013. However, as we have previously stated, our Committee has committed to not pay bonuses unless and until we return to profitability, and will not consider granting any equity awards to our current executives until 2014. When the Company does return to profitability, the Committee will evaluate the Company’s performance and the role of our executives in that performance to make a determination as to whether, and what basis, any bonuses are warranted.

Stockholder-friendly characteristics of our program:

•	Under our traditional compensation mix, the majority of executive pay is at risk and directly tied to annual financial performance or growth in long-term stockholder value; however, given our current circumstances:
º	no equity grants until at least 2014
º	our EIP continued to be suspended for fiscal 2012, and no annual bonuses will be paid to NEOs until we return to profitability
•	Clear alignment of CEO realized pay with company performance
•	Executive and director stock ownership guidelines
•	Prohibition on the hedging of Company stock
•	Prohibition on repricing of stock option awards
•	Our executive officers receive no supplemental benefits or perquisites not available to other key employees in the organization
•	No tax gross-ups
•	No single-trigger vesting of equity awards in a change-of-control
•	Unvested equity awards lapse upon termination of employment

It is the opinion of the independent directors who make up our Compensation Committee, based upon their extensive experiences as directors, executives, and auditors of companies in the heavy construction and related industries, that this type of executive compensation program has been appropriate for our Company. We believe our traditional program has been an important factor in our success by helping us to attract and retain a high-caliber executive team and ensuring that there is a strong link between executive pay outcomes and company performance, as measured primarily by profitable growth and creation of stockholder value. However, as discussed above, certain components of our program have been temporarily suspended and the

Committee believes this is appropriate given our recent financial and operating performance and the current challenges facing our Company. The Committee intends to reevaluate our incentive programs as we begin our return to profitability.

Key Compensation-related Highlights for 2012

•	Our EIP has been temporarily suspended, and no bonuses of any kind were earned or paid for FY 2011 or FY 2012 performance;
•	No pay raises were given to members of executive management during 2012 (nor have any been approved for 2013);
•	Actual total cash compensation (salary plus bonus earned) was at the 17th percentile of the market;
•	Actual total direct compensation (including annualized value of equity awards received in 2011) for our executive officers was at the 45th percentile of the market;
•	No new equity awards were granted except, as discussed at length in our 2012 proxy filing, our CEO received a grant of options in January 2012 representing the remainder of his multi-year 2011 challenge equity grant; and
•	Realized pay for our CEO was 63% of his total compensation as reported in the Summary Compensation Table.

Key Business Developments During 2012

We are a leading marine specialty contractor serving the heavy marine infrastructure market. We provide a broad range of marine construction services, such as dredging, repair and maintenance, and other specialty services, with operations on, over, and under the water, primarily along the Gulf Coast, the Atlantic Seaboard, the West Coast, Alaska, Canada, and in the Caribbean Basin. We act as a single-source, turnkey solution for our customers’ marine contracting needs. Our customers include federal, state, and local governmental agencies, as well as private commercial and industrial enterprises. Most projects are competitively bid, with the award going to the lowest qualified bidder. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2012.

After several years of sustained growth in revenues and profit, our Company faced a much more challenging operating environment in 2011. As a result of this change in our operating environment, we implemented a plan that included a revised pricing discipline, which focused on increasing backlog while further enhancing cost controls. During 2012, our plan started working and as a result we saw sequential growth in our quarterly Gross Margin and Net Income results throughout the year with positive Net Income for the fourth quarter of 2012. While we continued to face challenges in our market, primarily driven by inconsistent and uncertain Federal lettings and pricing continued to be pressured, the following key market conditions improved our outlook and work towards returning to sustained profitability:

•	Private infrastructure investment increased leading to multiple bid opportunities;
•	We expanded our geographical operating area into Alaska; and
•	Aggressive pricing pressure has stabilized and backlog has increased.

Pay and Performance Alignment

As shown previously, under our traditional executive compensation program, 67% of CEO target total direct compensation and 59% of target total direct compensation for our other named executive officers is variable — with actual realized value dependent upon achievement of profitable annual financial results (Annual Cash Incentives) and long-term growth in stockholder value (Long-term Equity Incentives). As noted previously, neither of the latter were earned or awarded in fiscal 2012 (although our CEO did receive the second half of his 2011 multi-year challenge award in January of 2012).

The chart below provides demonstrates a clear alignment between changes in Orion’s total stockholder returns and our CEO’s total realized compensation by year.

Alignment of CEO Realized Pay ($000) and TSR Performance

The stock options that made up the remainder of Mr. Pearson’s 2011 multi-year equity award were granted at the beginning of 2012 (as discussed at length in our 2012 CD&A). Although the full grant-date “expected value” of these stock options are reported in the Summary Compensation Table, none of these options were vested during 2012 and the entire award will not have vested until five years after the date of grant. Consequently, Mr. Pearson’s realized pay for 2012 was 63% of his pay as reported in the Summary Compensation Table.

Mr. Pearson’s realized pay for 2012 was equal to only 63% of his pay as reported in the Summary Compensation Table.

Advisory Vote on Executive Compensation and Stockholder Outreach

At our 2012 annual meeting of stockholders we received 12,331,214 votes in favor of our executive compensation program, 10,901,506 votes in opposition, and 10,940 abstentions for total support of 53%.

The Committee values stockholders’ input on the design of our executive compensation program. We recognize that although our proposal was approved, there was significant opposition to our 2011 program. Before and after our 2012 vote, we reached out to stockholder advisory groups and many of our largest stockholders to discuss concerns that these entities had with our compensation program.

In light of those conversations, our Compensation Committee took the following actions:

•	Modified our compensation philosophy, changing from our historical approach to targeting pay opportunities between the market median and 75th percentile to targeting pay opportunities at the market median, with the opportunity to earn above the market median — depending upon performance. This change will be more relevant once we return to profitability and re-establish our incentive programs, which are currently suspended.

•	Confirmed our commitment, expressed in our May 10, 2012 supplemental proxy filing, that:
•	No NEO bonuses will be paid in future years unless and until the Company returns to profitability; and
•	No new equity incentive awards to NEOs will be considered until 2014 at the earliest.

Our Compensation Committee continues to view time-vested stock options as a performance-based long-term incentive because these awards only have value for recipients to the extent that our stock price appreciates after the date of grant. During our outreach efforts, some stockholders expressed interest in seeing greater use of performance-vested equity awards for our NEOs. Since no new equity incentive awards are contemplated until 2014, we have not made any changes in our approach to equity incentive compensation for 2013. However, we will consider alternatives to our current approach when the Compensation Committee decides new equity grants are appropriate.

TRADITIONAL COMPENSATION PROGRAM OVERVIEW

Orion Marine Group is one of the leaders in the marine construction industry because it has an array of highly experienced people, strength in resources, and the geographic reach to provide customers a full suite of turn-key marine construction solutions that meet even the most challenging needs. Maintaining this leading posture, and ensuring we are positioned for future success requires we be able to attract, retain, and engage the talent necessary to grow the company, to ensure the quality and sustainability of that growth, and to produce positive long-term returns for our stockholders. We designed our traditional executive compensation program to provide an externally competitive and internally equitable total rewards package that reflects individual and company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation. Although we have currently suspended our incentive programs, we believe that a discussion of our traditional compensation program is valuable to our stockholders as it will form the basis for how we expect that we will compensate our executives as we begin our return to profitability.

We designed our traditional executive compensation program to provide an externally competitive and internally equitable total rewards package that reflects individual and company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation.

Each of our named executive officers is especially knowledgeable about our business and our industry and thus particularly valuable to the Company and our stockholders. Position and level of responsibility are important factors in the compensation of any Orion Marine Group employee, including our named executive officers. Salary, annual incentive opportunity, and the number of options and restricted shares awarded are all closely tied to management level and responsibilities.

Our philosophy has been to closely align the compensation paid to our executives with the performance of the company on both a short-term and long-term basis, and to set performance goals that support the company’s long-term goals of:

•	Remaining a leading heavy civil marine contractor in the United States; and
•	Maintaining growth in revenue and profitability such that over any given 5 year period, on average, we have continued to grow the Company.

Over the near-term, in support of these goals, we are also focused on:

•	Achieving a return to a profitable run-rate;
•	Expansion of our business lines into new geographical areas of the United States; and
•	Seeking out diversified but complementary business lines.

Because of our emphasis on pay-for-performance, our traditional executive compensation has been heavily weighted toward incentive (variable) compensation (as shown below), and is directly tied to achieving positive results in all the areas listed above.

Taking into account the fact that we did not make any salary increases during 2012, no bonuses were earned (under the EIP or otherwise) in 2011 or 2012, and that equity grants made during 2011 and early 2012 are intended to cover equity incentive compensation until 2014, our annualized targeted mix of pay for 2012 (presented in the Introduction section) was substantially the same as that provided during 2011.

Objectives and Design-Related Features of our Traditional Compensation Program

We designed our traditional executive compensation program to further Orion’s mission of producing superior financial returns for our stockholders by pursuing the following objectives:

Objective	How Pursued
	Generally	Specifically
Retain and attract highly qualified and effective executive officers.	Pay competitively.	Use statistics developed from a review of compensation survey data and publicly-disclosed peer company pay data as a reference point to help establish competitive pay opportunities.
Motivate executive officers to contribute to our future success and to build long-term stockholder value	Link a significant part of compensation to Orion’s financial and stock price performance, especially long-term performance.	Weight executive compensation program in favor of incentive compensation — balancing rewards for driving sustained profitability on an annual basis with equity-based compensation elements in the form of stock options and restricted stock.*
Further align executive officer and stockholder interests	Encourage and facilitate significant ownership of Orion stock by executives.	Make annual equity-based grants, with a significant portion in the form of restricted shares — promoting an ownership culture. Enhance alignment and ownership focus through share ownership guidelines.*

*	As discussed previously, our incentive programs (EIP and long-term equity awards) have been temporarily suspended as we work toward returning the Company to profitability.

OBJECTIVE 1 — ATTRACT & RETAIN

As noted, the industry-specific experience of our people is a key reason for Orion Marine Group’s leading posture in the marine construction industry. This reputation for excellence in management and leadership make our people attractive targets for other companies. To prevent loss of our managerial talent, we seek to provide an overall compensation program that competes well against other marine construction companies as well as companies in related industries. Each element of compensation is intended to help fulfill this commitment to competitiveness. We further support the goal of retention by attaching vesting restrictions (described later) to awards of long-term equity incentives. Retention has been a particularly important goal for us, given the challenging conditions our Company currently faces. We need to retain and motivate those employees who are in the best position to steer our Company back to profitability.

Market Data:  Because retention is imperative, we consider external survey data and data from peer group compensation disclosures as important market reference points around which to make well-informed compensation decisions. While we do not consider market data to be a prescription, in our traditional program, we generally target the median of the market for pay opportunities, with the potential (through annual cash incentives and long-term equity incentives) for executives to earn more or less than the market median depending upon performance.

While we do not consider market data to be a prescription, in our traditional program, we generally target the median of the market for pay opportunities, with the potential (through annual cash incentives and long-term equity incentives) for executives to earn more or less than the market median depending upon performance.

The Committee periodically reviews the appropriateness of our pay posture in light of Company and individual performance, as well as other factors specific to individual executives (such as tenure, internal equity concerns, etc.).

Although no new equity awards are contemplated until 2014, for fiscal year 2013 NEO salary decisions, the Committee considered market data provided by Pearl Meyer & Partners, the Committee’s independent advisor. The consulting firm provided compensation data that reflected compensation for a peer group of 16 publicly traded engineering & construction firms. While Orion has very few direct “peers” in the market, the companies in this group were identified in consultation with Pearl Meyer as potential competitors for talent with businesses of similar financial size and scope. Each year, the Committee reviews the peer group in order to determine whether the companies in the group remain appropriate for comparison to Orion. During 2012, as a result of that review, the following changes were made to our peer group:

•	Removed (acquired): Global Industries and Insituform
•	Removed (considered too large for reasonable comparison): Primoris and MYR Group.
•	Added for robustness (as appropriate in terms of size and focus): Goldfield Corp, Integrated Electrical Services, Northwest Pipe Company, Unitek Global Services, and VSE Corp.

A summary of the companies included in the 2012 peer group compensation review is provided below.

Ticker	Company Name	Industry Focus
AGX	Argan Inc	Construction & Engineering
BKR	Baker (Michael) Corp	Construction & Engineering
ENG	Englobal Corp	Oil & Gas Equipment & Services
FRM	Furmanite Corp	Construction & Engineering
GV	GOLDFIELD CORP	Construction & Engineering
GLDD	Great Lakes Dredge & Dock Cp	Construction & Engineering
GIFI	Gulf Island Fabrication Inc	Oil & Gas Equipment & Services
HIL	Hill International Inc	Research & Consulting Services
IESC	Integrated Electrical Svcs	Construction & Engineering
MTRX	Matrix Service Co	Oil & Gas Equipment & Services
NWPX	Northwest Pipe Co	Construction & Engineering
PIKE	Pike Electric Corp	Construction & Engineering
STRL	Sterling Construction Co Inc	Construction & Engineering
TISI	Team Inc	Environmental & Facilities Services
UNTK	Unitek Global Services Inc	Construction & Engineering
VSEC	VSE Corp	Research & Consulting Services

None of the companies in the peer group had more than 2.5 times our 2011 revenues, and we fell just below the median market cap of the group for 2012. As in past years, the Committee will review and revise this group as appropriate in 2013.

To supplement the peer group data (which were collected from proxy compensation disclosures), Pearl Meyer also provided compensation statistics from a review of compensation survey data. Data reflected compensation rates across a broad group of general industry companies with revenues of between $100 million and $500 million. Using a robust survey sample in combination with peer group data (along with the practice of reviewing market quartiles as opposed to averages) mitigates the impact of outliers, year-over-year volatility of compensation levels, and the risk of selection bias.

When we evaluate the elements of compensation of our executive officers in light of the referenced market data, we consider both target and actual total direct compensation (TDC) under our traditional program, defined as shown below.

Defining Total Direct Compensation (TDC) under our Traditional Program

Other Elements of Compensation:  Other elements of compensation of named executive officers (such as perquisites and retirement benefits) are not included in our TDC formula or our formal benchmarking, because they are not included in the compensation survey sources utilized. These other elements of compensation, however, are reviewed and approved by the Compensation Committee.

We do provide our executives car allowances, a benefit we feel meets a legitimate business need and is competitively appropriate. Orion does not own any interest in or lease any aircraft, nor does it pay or reimburse country club memberships, or provide a SERP program or any other supplemental benefits or perquisites to our executives that are not generally available to other employees in the organization.

Competitiveness:  the following chart illustrates for each named executive officer the relationship between his fiscal 2012 officer TDC (both target and actual and market reference point, showing the approximate percentile of the marketplace for each (incorporating a blend of peer group and survey data). As shown:

•	Actual total cash compensation for 2012 (including base salary and the fact that no bonus was earned for the year) was at the 17th percentile of the market.
•	Actual total direct compensation for 2012 (including the annualized value of 2011 equity awards) was at the 45th percentile of the market.

Competiveness of NEO 2012 Compensation

Various factors affect the relationship between target TDC and our market reference, including: specific retention concerns; the important role of tenure and job responsibilities; the year-over-year volatility of market data; the degree of accuracy in matching our executives with those of our peer groups; and differences in the perceived strategic value of a position among the companies in the survey group. No single position in the referenced surveys or within our peer group fully captures the breadth of the responsibilities of certain of our executive officers.

While we may evaluate our target executive compensation levels against the survey group of companies, we do not compare our annual incentive compensation plan goals against these companies or any other group of companies. Rather, as discussed below, when we set goals under the EIP, those goals have been based upon our internal business objectives — which, when set each year, represent aggressive but (what the Committee expects to be) reasonably achievable goals. Accordingly, the relationship between our financial performance and the financial performance of the survey companies does not necessarily affect the relationship between our executive compensation and the executive compensation of that group in a given year.

Internal Pay Equity

In making pay decisions throughout the organization, the Committee considers internal pay equity. The Committee believes it is important that executive (and employee) compensation not only be externally competitive and consistent, but internally consistent as well. Commitment to both internal and external consistency supports our goals of employee retention and motivation to achieve performance goals that will help to drive the success of the entire organization and to drive growth in stockholder value.

The Committee does not rely on a targeted ratio for individual NEOs in relation to each other or in relation to the CEO — but rather considers internal pay equity in combination with a variety of other factors. We will continue to monitor internal pay equity among the NEO group, and will in future consider how compensation for that group compares to employees in the rest of the Company. The charts below provide a summary of how each of the NEOs’ annualized TDC compares to that for Mr. Pearson.

NEO Internal Pay Equity — 2012 Actual TDC

OBJECTIVE 2 — PAY FOR PERFORMANCE   Our traditional executive compensation program is intended not only to retain and attract highly qualified and effective managers, but also to motivate them to contribute in a meaningful way to Orion’s future (both near-term and long-term) success and to appropriately reward them for doing so. Accordingly, we believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief. In particular, annual incentive plan payments from our EIP, stock options and restricted stock represent a significant portion of our executive compensation program, as shown previously.

•	Annual Cash Incentives: EIP payouts are tied to meeting aggressive goals for consolidated net cash flow (NCF). For fiscal 2010, the named executive officers received only partial payouts from the annual incentive plan in which each participated. No payouts were made for fiscal 2011 or fiscal 2012. Further, the Committee suspended the use of the EIP for fiscal 2012 and has not yet determined whether to establish fiscal 2013 targets for the EIP.
•	Long-Term Incentives: The Committee has historically made annual grants of options and restricted stock. However, in late 2011 (and for the CEO, in early 2012), the Committee made a significant multi-year “challenge” grant of options and restricted stock meant to cover three years’ worth of equity awards (discussed in greater detail below). Given the size and purpose of that grant, the Committee does not intend to make any future equity grants to any executive until 2014 at the earliest.
º	Stock Options: the exercise price of stock options granted under our equity incentive plans is equal to the fair market value of our common stock on the date of grant, so the options will yield value to the executive only if the stock price appreciates.
º	Restricted Stock: awards of restricted stock, while not subject to achievement of specific performance objectives, directly tie executives to stockholder fortunes from the date of grant-and facilitate long-term stock ownership.

We believe that sustained annual profitability and long-term growth in stockholder value are the most important measure of our success. Accordingly, our traditional executive compensation program balances short-term and long-term at-risk pay components, but we emphasize incentives that are dependent upon long-term corporate performance and stock price appreciation. These long-term incentives include equity awards (stock options and restricted stock), which, in a typical year, would comprise a significant portion of an executive officer’s total compensation. When granted, these incentives are designed to motivate and reward our executive officers for achieving long-term corporate financial performance goals and maximizing long-term stockholder value.

Actual compensation paid out in a given year may vary (sometimes significantly) from targeted levels because compensation earned under the EIP program are variable and commensurate with the level of achievement of annual performance goals. When we achieve superior results, we reward our executives accordingly under the terms of these programs. Conversely, when we fall short of our business objectives, payments under these variable programs decrease correspondingly. However, as noted previously, the Committee has temporarily suspended the EIP and did not set targets for fiscal 2012. The Committee has not yet determined whether to set targets under the EIP for fiscal 2013.

As shown by the chart below, 2012 Actual Total Cash Compensation fell well below targeted levels on average.

Actual 2012 Total Cash (Salary plus Bonus) as a Percent of Target

OBJECTIVE 3 — ALIGN MANAGEMENT & STOCKHOLDER INTERESTS

Under our traditional program, we award stock options and restricted stock to create and maintain a long-term economic stake in the company for the officers, thereby aligning their interests with the interests of our stockholders.

•	Stock options provide a meaningful performance-based incentive to grow stockholder value. Regardless the grant date expected value of a stock option award, our executives only realize value on those awards to the extent that the stock price (and stockholder value) increases following the date of grant.
•	Restricted shares are primarily intended to encourage long-term ownership of stock, while also providing an incentive with a value tied directly to our stock price. We have been utilizing restricted shares as a part of our program for three years, and we feel the current program is functioning to encourage executives to build toward a meaningful level of long-term stock ownership.

Beginning in 2011, to further enhance our focus on stockholder alignment, we adopted stock ownership guidelines for our NEOs and our directors. The required ownership levels are expressed as a multiple of salary (for NEOs) or a multiple of the annual Board retainer (for directors), as summarized in the table below.

STOCK OWNERSHIP REQUIREMENTS

Covered Position	Ownership Requirement (minimum value)
CEO	3.0x salary
CFO	2.0x salary
Other NEOs	1.5x salary
Directors	3.0x annual retainer

Shares that may be counted toward the satisfaction of these guidelines include shares held outright, through benefit plans or in trust, unvested restricted shares, and in-the-money value of unexercised stock options. Directors and officers have five years from the date first subject to these guidelines to comply with the minimum ownership requirement.

ROLE OF THE COMPENSATION COMMITTEE

Our Board of Directors is responsible for the compensation of our executive management. The purpose of the Board’s Compensation Committee, which is composed solely of independent directors, is to help discharge this responsibility by, among other things:

•	Reviewing and discussing with management the factors underlying our compensation policies and decisions, including overall compensation objectives;
•	Reviewing and discussing with management the relationship between the company’s compensation policies and practices, including the extent to which those policies and practices create risks for the company;
•	Reviewing and approving all company goals and objectives (both financial and non-financial) relevant to the compensation of the Chief Executive Officer;
•	Evaluating, together with the other independent directors, the performance of the Chief Executive Officer in light of these goals and objectives and the quality and effectiveness of his leadership;
•	Recommending to the Board for approval by the independent directors each element of the compensation of the Chief Executive Officer;
•	Reviewing the performance evaluations of all other members of executive management (the Chief Executive Officer is responsible for the performance evaluations of the non-CEO executive officers);
•	Reviewing and approving (and, if applicable, recommending to the Board for approval) each element of compensation, as well as the terms and conditions of employment, of these other members of executive management; and
•	Granting all awards under our equity compensation plans and overseeing the administration of all such plans.

ROLE OF THE COMMITTEE’S CONSULTANT

In furtherance of the Compensation Committee’s responsibility, the Committee engaged Pearl Meyer & Partners (the “consultant”) to assist the Committee in evaluating Orion Marine Group’s executive compensation during fiscal 2012. In connection with this engagement, Pearl Meyer reported directly and exclusively to the Committee. During fiscal 2012, Pearl Meyer provided the Committee competitive marketplace compensation data, as well as updates on trends and issues in executive compensation, and commented on the competitiveness and reasonableness of Orion’s executive compensation program.

The Committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. In making this determination, the Committee noted that during fiscal 2012:

•	PM&P did not provide any services to the Company or management other than services requested by or with the approval of the Committee, and it its services were limited to executive compensation consulting. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing;
•	Fees we paid to PM&P were less than 1% of PM&P’s total revenue;
•	PM&P maintains a conflicts policy, which was provided to the Committee with specific policies and procedures designed to ensure independence;
•	None of the PM&P consultants working on the Company matter had any business or personal relationship with Committee members;
•	None of the PM&P consultants working on Company matters (or any consultants at PM&P) had any business or personal relationship with any executive officer of the Company; and
•	None of the PM&P consultants working on Company matters directly own Company stock.

The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

ROLE OF MANAGEMENT

The Chief Executive Officer, who attends a part of certain Compensation Committee meetings at the Committee’s request, assists the Committee in determining the compensation of all other executive officers besides his own position. Input provided by our CEO includes:

•	Recommending any annual merit increases to the base salaries of the other NEOs; and
•	Establishing annual individual performance objectives for the other executive officers and evaluating their performance against such objectives, subject to Committee approval.

The other executive officers do not have a role in determining their own compensation, other than discussing their annual individual performance objectives and results achieved with the Chief Executive Officer.

COMPENSATION ELEMENTS AND FISCAL YEAR 2012 AMOUNTS

As discussed previously, given our focus on returning to profitability, we have temporarily suspended our NEO incentive plans and, out of our three core compensation components (salary, annual incentive, and equity awards), our executives currently only receive salary, at levels unchanged since early 2011. The Committee has not yet determined whether to set targets under the EIP for fiscal 2013. However, as we begin our return to profitability, our Committee expects to use our traditional compensation program (including the EIP and annual equity grants) as a starting point for its consideration of how best to compensate and motivate our executives based on a pay-for-performance model going forward.

Base Salary   Our primary objective with respect to the base salary levels of our executive officers is to provide sufficient fixed cash income to retain and attract these experienced and valuable executives in a competitive market for executive talent. The base salaries of our executive officers are reviewed and adjusted (if appropriate) annually to reflect, among other things, economic conditions, base salaries for comparable positions from a review of market data discussed previously, the tenure of the officers, and the base salaries of the officers relative to one another.

Our named executive officers received no salary increase during 2012.   Decisions regarding individual salary levels have historically been based upon a review of multiple criteria (as noted above).

Name	FY 2011 Salary	FY 2012 Salary	% Increase over 2011
Mr. Pearson	$514,712	$514,712	0%
Mr. Stauffer	345,719	345,719	0%
Mr. Rose	274,997	274,997	0%
Mr. Buchler	247,062	247,062	0%
AVERAGE			0%

Annual Cash Incentives

Annual cash incentive opportunities for our named executive officers have been traditionally provided through our EIP. However, as discussed previously, our EIP has been temporarily suspended, the Committee did not set targets under the EIP for performance in fiscal 2012, and has not yet determined whether to set targets under the EIP for fiscal 2013. Regardless, the Committee has committed to not pay any annual bonuses to NEOs until the Company returns to profitability. Once we return to profitability, the Committee will make a determination whether, and on what basis, it will award annual bonuses to our executives.

Under the terms of the EIP, payments are allocated to individual participants from a bonus pool, the size of which is determined by the overall financial performance of the Company. Individual allocation is determined based on a combination of individual target award size, as well as in evaluation of achievement relative to individual goals that are intended to encourage each of our officers to help the Company accomplish its stated objectives.

Primary Funding Measure

The primary pool funding measure for the EIP is consolidated corporate “Net Cash Flow” (or “NCF”), defined as:

a)	Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), prior to any bonus computation, less
b)	Net capital expenditures for the performance period.

Historically, EBITDA has been a key financial performance measure for Orion because it allows our management team and other reviewers of our financial statements (such as investors and analysts) to assess the financial performance of our assets without regard to financing methods, capital structure, or historical cost. We subtract our net capital expenditures from the NCF computation because we regard investment in our core assets to be a vital component of our operations, and feel it should be accounted for in order to appropriately measure management performance on an annual basis.

Plan Administration

The EIP is administered by the Compensation Committee, who delegates some authority over non-NEO participants to Mr. Pearson and Mr. Stauffer. Achievement of goals by non-NEO participants is also determined by Messrs. Pearson and Stauffer, in consultation with other executives.

The table below provides a summary of individual incentive award opportunities that would have been available for each of our named executive officers for FY 2012 had the Committee set targets.

			Fiscal Year 2012
Officer Name	Target Award Opportunity (% of salary)	Maximum Award Opportunity (% of salary)	Target Award Opportunity ($)	Maximum Award Opportunity ($)
Mr. Pearson	75%	200%	386,250	1,030,000
Mr. Stauffer	60%	200%	207,675	692,250
Mr. Rose	60%	200%	165,000	550,000
Mr. Buchler	60%	200%	148,320	494,400

Target incentive allocation opportunities from the EIP are established based on an evaluation of a combination of factors, including relative level of responsibility, tenure, potential to impact the bottom line, and market competitiveness.

Our EIP has historically been funded based upon our performance against a net cash flow (NCF) goal for the year. However, the Company has also committed to pay no bonuses under the plan until we return to profitability. Consequently, for fiscal 2012, no targets were set, and no bonuses were funded under the EIP. The table and diagrams below provide a summary of the funding mechanism under the plan for a year in which the Committee uses the plan.

Performance Level	Percent of NCF Goal Earned	EIP Pool Funding (% of Target)
Below Threshold	< 70%	0%
Threshold	70%	50%
Target	100%	100%
Above-Target	110%	150%
Maximum	127%	360%
ACTUAL FY 2012		0%

From Threshold to Target

Pool Funding  =
30% + (% of NCF Goal Achieved - 70%)

60%

  ×  Target Pool

From Target to Above-Target

Additional Pool Funding  =
(% of NCF Goal Achieved - 100%)

20%

  ×  Target Pool

From Above-Target to Maximum

Additional Pool Funding  =
2.5* (% of NCF Goal Achieved - 110%)

20%

  ×  Target Pool

EIP Funding Mechanism — Bonus Pool as Percent of Target vs. NCF Achievement

Long-Term Equity Incentives

Under our traditional program, our primary objective in providing long-term equity incentives to executive officers has been to further align their interests with those of our stockholders by:

•	Facilitating significant ownership of Orion stock by named officers (primarily through grants of RESTRICTED STOCK); and
•	Tying a significant portion of rewards for our named executive officers to the generation of long-term stockholder value (primarily through grants of at-the-money STOCK OPTIONS, which are only valuable to the extent that the company’s stock price appreciates after the date of grant).

Frequency and Duration

We have historically granted stock options and restricted stock to executive officers on an annual basis with awards vesting over a three year period. However, in late 2011 and early 2012 we granted our named executive officers awards of stock options and restricted stock that were larger than a normal annual grant. These awards, which vest over a period of five (5) years, were intended to provide an enhanced performance incentive to drive a return to profitability and growth in stockholder value in the face of particularly challenging marketing conditions. Consequently, no new grants are contemplated until 2014 at the earliest.

Determining Award Values

An officer’s position and level of responsibility are the primary factors that determine the number of options and shares of restricted stock awarded to the officer in the annual grant, and these numbers can vary from year to year. In determining how many options and shares of restricted stock should be awarded at each level, the Compensation Committee may consider:

•	Marketplace target TDC levels, as provided to the Committee by their independent consultant;
•	The total number of shares available to be granted in our equity incentive plan;
•	Impact of awards on stockholder dilution.

Consideration for Special Awards

Even though no special grants were made to any named executive officers during 2012, the Committee has from time to time, made special equity award grants to other, newly hired, executives. Factors that the Compensation Committee may consider with respect to special grants outside of the annual grant framework include the promotion of an officer or the desire to retain a valued executive or recognize a particular officer’s outstanding contributions. None of these factors is given any particular weight and the specific factors used may vary among individual executives.

Timing and Pricing

The Company does not backdate options or grant options retroactively. In addition, we do not intentionally coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our option grants are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Fair market value is the mean of the high and low sales prices of a share of the Company’s common stock on the grant date, as reported on the composite tape of the NYSE. All grants to executive officers require the approval of the Compensation Committee.

2011 Multi-year “Challenge” Awards

In August of 2011, the named executive officers were granted stock option and restricted stock awards. All NEOs, other than our CEO, received a mix of 50% stock options and 50% restricted stock by value. Our CEO only received half of his intended award in August in the form of restricted shares. Following careful deliberation by the Compensation Committee regarding the structure of his remaining award, the Committee determined that the best approach would be to remain consistent with historical practice and with the approach utilized for the rest of the NEO team. Therefore, the Committee granted the rest of the CEO’s award in January 2012 in the form of stock options. Including the January 2012 stock option grant to our CEO, the total grants to our NEOs that were attributable to the fiscal 2011 year were as follows:

	August 2011		January 2012
Name	Number of Stock Options	Number of Shares of Restricted Stock	Number of Stock Options
Mr. Pearson	—	166,667	248,000
Mr. Stauffer	130,273	87,500	—
Mr. Rose	93,052	62,500	—
Mr. Buchler	65,136	43,750	—

The multi-year awards granted in 2011 and early 2012 were intended to be roughly equivalent to 3x a “normal” annual award, with no new awards to be made until 2014 at the earliest. As shown previously, the annualized value of these awards produces total direct compensation for our executive officers at the 45th percentile of the market. However, consistent with our pay philosophy, these grants provide the opportunity for our executive officers to achieve a realized value for these awards that could be well above the market median, assuming we are successful in achieving meaningful growth in stockholder value.

Subject to their terms, the stock option and restricted stock awards referenced in the table vest 20% on the first anniversary of the grant date and one-sixtieth of the shares thereafter upon completion of each full month following the first year anniversary. Option awards expire on the tenth anniversary of the grant date.

Benefits

Executive officers are eligible to participate in our benefit programs as described below. We provide our executives car allowances, a benefit we feel meets a legitimate business need and is competitively appropriate. Orion does not own any interest in or lease any aircraft, nor does it pay or reimburse country club memberships, or provide a SERP program or any other supplemental benefits or perquisites to our executives that are not generally available to other employees in the organization. The Compensation Committee reviews the overall cost to us of our benefit programs generally on an annual basis or when changes are proposed. The Compensation Committee believes that the benefits provided by these programs have been important factors in attracting and retaining key employees, including the named executive officers.

Orion does not own any interest in or lease any aircraft, nor does it pay or reimburse country club memberships, or provide a SERP program or any other supplemental benefits or perquisites to our executives that are not generally available to other employees in the organization.

Each named executive officer is eligible to participate in our 401(k) plan. The plan provides that we match 100% on the first 2% of eligible compensation contributed to the plan, and 50% on the next 2% of eligible compensation contributed to the plan. These matching contributions vest over a four-year period. At our discretion, we may make additional matching and profit sharing contributions to the plan.

Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. In addition, each executive officer is eligible for certain other benefits, including reimbursement of business and entertainment expenses, car allowances, and life insurance. The Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable.

Post-Employment Compensation

We have employment agreements with select key employees, including our named executive officers, which entitle them to certain severance benefits in the case of a qualifying termination. Severance payments following a change-in-control are subject to a double-trigger, and we do not provide excise tax gross-up payments.

•	Absent a change-in-control: in the event of a resignation for “good reason” (as defined in the agreements) or a termination without cause, each of our officers is entitled to one year of his base salary.
•	Following a change-in-control: in the event a resignation for “good reason” (as defined in the agreements) or a termination without cause following a change-in-control, each of our officers is entitled to receive their respective base salary for two to three years (varying by position level). We do not provide any tax gross-ups.
•	Treatment of unvested equity: executive officers may exercise vested stock options following termination, but upon termination all unvested equity awards lapse according to the terms of our long-term incentive plan.

Severance payments following a change-in-control are subject to a double-trigger, and we do not provide any tax gross-up payments... upon termination all unvested equity awards lapse according to the terms of our long-term incentive plan

The Company provides these contractual severance benefits in order to help support retention of valuable executive talent, and to ensure that executives remain focused on the best interests of stockholders-particularly in the context of any potential transaction. The Compensation Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. See “Executive Compensation-Potential Payments Upon Termination or Change in Control” below.

Risks Arising from Compensation Policies and Practices

Management has conducted an in-depth risk assessment of Orion’s compensation policies and practices and concluded that that they do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee has reviewed and concurred with management’s conclusion. The risk assessment process included, among other things, a review of (i) all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that meet and support corporate goals, and (ii) the overall compensation mix to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified.

Insider Trading and Speculation in Orion Stock

We have established policies prohibiting our officers, directors, and employees from purchasing or selling Orion securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for compensation paid to the Chief Executive Officer and the next three most highly-compensated executive officers (other than the Chief Financial Officer) to $1 million per year, unless the compensation is “qualified performance-based compensation” or qualifies under certain other exceptions.

Option awards granted under our equity incentive plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). Our Committee considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our Committee intends to monitor compensation levels and the deduction limitation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth information regarding compensation earned by, awarded to or paid to the Company’s principal executive officer, principal financial officer and the two other named executive officers of the Company who were serving as executive officers at December 31, 2012 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(1)	All Other Compensation $		Total $
J. Michael Pearson President and Chief Executive Officer	2012	514,712	—	—	1,000,000	—	27,541	(4)	1,546,941
	2011	514,712	—	1,000,000	—	—	26,000	(4)	1,540,714
	2010	498,385	—	364,992	325,000	285,000	26,000	(4)	1,499,377
Mark R. Stauffer Executive Vice President and Chief Financial Officer	2012	345,719	—	—	—	—	22,734	(5)	368,859
	2011	345,719	—	525,000	525,000	—	21,300	(5)	1,417,019
	2010	323,846	—	197,577	175,000	148,200	21,300	(5)	865,923
James L. Rose Executive Vice President	2012	274,997	—	—	—	—	6,750	(6)	281,882
	2011	274,997	—	375,000	375,000	—	7,020	(6)	1,032,016
	2010	274,154	—	125,000	125,000	—	7,020	(6)	531,174
Peter R. Buchler Executive Vice President, Chief Compliance Officer, Chief Administrative Officer, General Counsel and Secretary	2012	247,062	—	—	—	—	6,993	(7)	254,193
	2011	247,062	—	262,500	262,500	—	5,500	(7)	777,560
	2010	239,711	—	87,500	87,500	120,000	9,254	(7)	543,965

(1)	See the discussion of “Performance Based Incentive Compensation”, above.
(2)	Represents the fair value of stock awards in 2012 and prior years. In March 2010, Messrs. Pearson and Stauffer received a stock grant of 2,262 shares and 1,277 shares, respectively, with a fair value on the date of grant of $17.68 per share. In November 2010, each named executive officer received an award of stock, which is restricted over the vesting period of three years. The amount represents the fair value of the award on the day of grant of $13.69 per share. In August 2012, each named executive officer received an award of stock, which is restricted over the vesting period of five years. The amount represents the fair value of the award on the grant date of $6.00 per share.
(3)	Represents the fair value of option awards in 2012 and prior years. In November 2010, each named executive officer received an option grant, which vests over a three year period. The amount represents the fair value of the award on the day of grant. In August 2011, Messrs. Stauffer, Rose and Buchler received an option grant, which vests over a five year period. The amount represents the fair value of the full award on the date of grant, which was $4.03 per share. Mr. Pearson received an option grant in January 2012, with a grant date fair value of $1,000,000, or $4.05 per share.
(4)	For Mr. Pearson, this amount reflects an automobile allowance provided to him of $16,250 in 2012 and $15,000 in 2011 and 2010, respectively, and the Company’s matching contribution to his account under the Company’s 401(k) Plan in the amount of $11,000 in each year.
(5)	For Mr. Stauffer, this amount reflects an automobile allowance provided to him of $12,350 in 2012 and $11,400 in 2011 and 2010, respectively and the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $10,384, $9,900, and $9,900 for 2012, 2011 and 2010, respectively.
(6)	For Mr. Rose, this amount reflects an automobile allowance of $6,750 in 2012, and $7,020 in 2012 and 2010.
(7)	For Mr. Buchler, this amount reflects relocation expense reimbursement in 2010. Additionally, in 2012, 2011 and 2010, this includes the Company’s matching contribution under the Company’s 401(k) Plan in the amount of $6,993, $7,500 and $5,500, respectively.

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the year ended December 31, 2012.

		As of December 31, 2012 Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards Shares or Units (#)	All Option Awards: Number of Securities Underlying Options (#)(2)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold $	Target $	Maximum $
J. Michael Pearson	Incentive	$193,125	$386,250	$1,030,000	—	248,000	$6.52	$1,000,000
	1/19/2012
Mark R. Stauffer	Incentive	103,838	207,675	692,250	—	—	—	—
James L. Rose	Incentive	82,500	165,000	550,000	—	—	—	—
Peter R. Buchler	Incentive	61,800	123,600	494,400	—	—	—	—

(1)	As discussed in the Compensation Discussion and Analysis section, above, bonus awards under the EIP and SIP are based on the achievement of a combination of financial performance by the Company and individual goals by each named executive. The Company did not achieve its financial performance goals for 2012, and accordingly, no payment of non-equity incentive award shown above will be made.
(2)	The option awards were issued under the 2011 Long-Term Incentive Plan (“2011 LTIP”). Provided the named executive officer remains continuously employed with the Company, the option awards will vest with respect to 20% of the options on the first anniversary of the grant date (January 19, 2013) and one-sixtieth of the shares thereafter upon completion of each full month following the first year anniversary, such that all options are fully vested on the fifth anniversary of the grant date. In January 2012, Mr. Pearson was granted options supplemental to his August 2011 restricted stock grant.
(3)	The amounts shown reflect the grant date fair value of the applicable stock and option awards as determined in accordance with FASB ASC Topic 718. For information regarding the assumptions we made in valuing these option awards, which were valued using a Black Scholes model, see Note 15 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2012.

Narrative Discussion of Amounts in Summary Compensation Table and Grants of Plan Based Awards Table

Employment Agreements

Employment Agreements with Certain Officers.  We have employment agreement with each of our Chief Executive Officer, our Chief Financial Officer, our other named executive officers and certain other key employees, which were put into effect in December 2009. Each employment agreement provides for a base salary, a discretionary bonus, and participation in our benefit plans and programs.

Annualized base salaries in 2012 for each of our named executive officers were as follows: J. Michael Pearson — $515,000; Mark R. Stauffer — $346,000; James L. Rose — $275,000; and Peter R. Buchler — $247,000. Under the employment agreements, the officers are entitled to severance benefits in the event of a resignation for good reason or a termination without cause of the officer’s base salary continued for a period of one year if such resignation or termination is not in connection with a change of control.

The employment agreements also provide for certain change of control benefits. The officers are entitled to severance benefits of the officer’s base salary continued for a period of two to three years in the event of a resignation for good reason or a termination without cause that is related to a change of control at any time three months prior to or within twelve months after a change of control. Such period is two years for Messrs. Rose and Buchler, and three years for Messrs. Pearson and Stauffer. The amount of such severance payments will be reduced to an amount such that the aggregate payments and benefits to be provided to the officer do not constitute a “parachute payment” subject to a Federal excise tax.

The agreements also include confidentiality provisions without a time limit and non-competition provisions which apply during the periods specified in the employment agreements.

Stock Incentive Plans

2005 Stock Incentive Plan and the 2007 Long Term Incentive Plan.  We adopted a Stock Incentive Plan in 2005 (the “2005 Plan”) for issuances of restricted stock or stock option awards to our current or future employees and directors. The 2005 Stock Incentive Plan was limited such that the aggregate number of such shares delivered under the 2005 Stock Incentive Plan and the subsequent 2007 Long Term Incentive Plan (the “2007 LTIP”) did not exceed an aggregate total of 2,943,946 shares. The 2007 LTIP expanded the use of equity based awards to include (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) stock appreciation rights (or SARs), (d) restricted stock awards, (e) restricted stock units, or (f) any combination of such awards. The 2005 Plan and the 2007 LTIP is administered by our Board.

As of December 31, 2012, no shares remained available for issuance under the 2005 Plan and the 2007 LTIP.

2011 Long Term Incentive Plans In March 2012, we adopted the 2011 Long Term Incentive Plan (the “2011 LTIP”), which was approved by our stockholders in May of that year, and which provided for a maximum aggregate number of shares available for issuance of 3,000,000.

The purposes of the LTIP are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants, and to promote the success of our business. The LTIP provides for grants of (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) stock appreciation rights (or SARs), (d) restricted stock awards, (e) restricted stock units, or (f) any combination of such awards.

Shares Available.  The maximum aggregate number of shares of our common stock that may be reserved and available for delivery in connection with awards under the 2011 LTIP is 3,000,000. If common stock subject to any award is not issued or transferred, or ceases to be issuable or transferable due to cancelation, expiration, forfeiture or settlement in cash, those shares of common stock will again be available for delivery under the 2011 LTIP to the extent allowable by law.

Eligibility.  Any individual who provides services to us, including non-employee directors and consultants, and is designated by the Compensation Committee to receive an award under the 2011 LTIP will be a “Participant.” A Participant will be eligible to receive an award pursuant to the terms of the 2011 LTIP and subject to any limitations imposed by appropriate action of the Compensation Committee.

Administration.  The 2011 LTIP is, and will continue to be administered by the Compensation Committee of the Board of Directors. All Compensation Committee members are “outside directors” as defined in Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and “nonemployee director” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee selects the key employees who will receive awards, and determines the type of award, the vesting requirements and other conditions, interprets the 2011 LTIP and makes all other decisions regarding the operation of the 2011 LTIP.

Terms of Options.  The Compensation Committee may grant options to eligible persons including (a) incentive stock options (only to our employees) that comply with Section 422 of the Code and (b) nonstatutory options. The exercise price for an incentive stock option must not be less than the greater of (a) the par value per share of common stock or (b) the fair market value per share as of the date of grant. The exercise price per share of common stock subject to an option other than an incentive stock option will not be less than the par value per share of the common stock (but may be less than the fair market value of a share of the common stock on the date of grant). Options may be exercised as the Compensation Committee determines, but not later than 10 years from the date of grant. Any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Code must have an exercise price of at least 110% of the fair market value of the underlying shares at the time the option is granted and may not be exercised later than five years from the date of grant. Following grant, options cannot be re-priced without prior stockholder approval.

Terms of SARs.  SARs may be awarded in connection with or separate from an option. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. SARs awarded in connection with an option will entitle the holder, upon exercise, to surrender the related option or portion thereof relating to the number of shares for which the SAR is exercised, which option or portion thereof will then cease to be exercisable. Such SAR is exercisable or transferable only to the extent that the related option is exercisable or transferable. SARs granted independently of an option will be exercisable as the Compensation Committee determines. The term of a SAR will be for a period determined by the Compensation Committee but will not exceed ten years. SARs may be paid in cash, common stock or a combination of cash and stock, as provided for by the Compensation Committee in the award agreement. Following grant, SARs cannot be re-priced without prior stockholder approval.

Restricted Stock Awards.  A restricted stock award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Compensation Committee in its discretion. Except as otherwise provided under the terms of the 2011 LTIP or an award agreement, the holder of a restricted stock award may have rights as a stockholder, including the right to vote or to receive dividends (subject to any mandatory reinvestment or other requirements imposed by the Compensation Committee). A restricted stock award that is subject to forfeiture restrictions may be forfeited and reacquired by us upon termination of employment or services. Common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units.  Restricted stock units are rights to receive common stock, cash, or a combination of both at the end of a specified period. Restricted stock units may be subject to restrictions, including a risk of forfeiture, as specified in the award agreement. Restricted stock units may be satisfied by common stock, cash or any combination thereof, as determined by the Compensation Committee. Except as otherwise provided by the Compensation Committee in the award agreement or otherwise, restricted stock units subject to forfeiture restrictions will be forfeited upon termination of a participant’s employment or services prior to the end of the specified period. The Compensation Committee may, in its sole discretion, grant dividend equivalents with respect to restricted stock units.

Other Awards.  Participants may be granted, subject to applicable legal limitations and the terms of the 2011 LTIP and its purposes, other awards related to common stock. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of common stock or the value of securities of or the performance of specified subsidiaries. The Compensation Committee will determine terms and conditions of all such awards. Cash awards may be granted as an element of or a supplement to any awards permitted under the 2011 LTIP. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the 2011 LTIP or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Performance Awards.  The Compensation Committee may designate that certain awards granted under the 2011 LTIP constitute “performance” awards. A performance award is any award the grant, exercise or settlement of which is subject to one or more performance standards. These standards may include business criteria for us on a consolidated basis, such as total stockholders’ return and earnings per share, or for specific subsidiaries or business or geographical units.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding options or warrants authorized for issuance under our equity compensation plans as of December 31, 2012:

Plan category	Column A Number of securities to be issued upon exercise of outstanding options, warrants and rights	Column B Weighted average exercise price of outstanding options, warrants and rights	Column C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by stockholders	2,283,842	$9.23	1,524,088
Equity compensation plans not approved by stockholders	—	—	—
Total	2,283,842	$9.23	1,524,088

The weighted average term of outstanding options, warrants and rights as of December 31, 2012 was 7.28 years.

Outstanding Equity Awards At Fiscal Year End 2012

The following table reflects all outstanding equity awards held by our named executive officers as of the year ended December 31, 2012:

	Option awards					Stock awards
	Number of securities underlying unexercised options		Option exercise price	Option expiration date		Number of Shares or Units of Stock that have not vested		Market Value of Shares or Units of Stock that have not vested
Name	Exercisable	Unexercisable
J. Michael Pearson	44,844	—	$13.50	5/17/2017	(2)
	50,000	—	$14.25	12/4/2017	(2)
	79,750	—	$6.00	10/7/2018	(2)
	38,190	—	$19.11	11/19/2019	(4)
						189	(5)	$1,382
	34,382	15,236	$13.69	11/18/2020	(6)	7,290	(7)	$53,289
						122,222	(8)	$893,443
	—	248,000	$6.52	1/19/2022	(8)
Mark R. Stauffer	44,844	—	$13.50	5/17/2017	(2)
	34,300	—	$14.25	12/4/2017	(2)
	54,860	—	$6.00	10/7/2018	(2)
	20,564	—	$19.11	11/19/2019	(4)
						106	(5)	$775
	18,514	8,204	$13.69	11/18/2020	(6)	3,925	(7)	$28,691
	34,740	114,047	$6.00	8/18/2021	(8)	64,166	(8)	$469,053
James L. Rose	15,125	—	$1.96	3/31/2016	(1)
	12,791	—	$13.50	5/17/2017	(2)
	14,405	—	$14.25	12/4/2017	(2)
	34,450	—	$6.00	10/7/2018	(2)
	14,689	—	$19.11	11/19/2019	(4)
	13,224	5,860	$13.69	11/18/2020	(6)	2,803	(7)	$20,490
	24,814	68,238	$6.00	8/18/2021	(8)	45,833	(8)	$335,039
Peter R. Buchler	15,000	—	$19.59	9/1/2019	(3)
	10,282	—	$19.11	11/19/2019	(4)
	9,257	4,102	$13.69	11/18/2020	(6)	1,962	(7)	$14,341
	17,370	47,766	$6.00	8/18/2021	(8)	32,083	(8)	$234,527

(1)	These option awards were issued under the 2005 Plan and vested over a five year period, such that all awards vested on March 31, 2011.
(2)	These option awards were issued under the 2007 LTIP. These options vested over a three year period such that all awards fully vested on the third anniversary of the grant date.
(3)	These option awards were issued under the 2007 LTIP. These options vest (a) 33% upon the first anniversary of grant date (September 1, 2010) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.
(4)	These option awards were issued under the 2007 LTIP. These options vest (a) 33% upon the first anniversary of grant date (November 19, 2010) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.
(5)	In March 2010, Messrs. Pearson and Stauffer received awards of stock. The restricted shares vest (a) 33% upon the first anniversary of grant date (March 11, 2012) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.
(6)	These option awards were issued under the 2007 LTIP. These options vest (a) 33% upon the first anniversary of grant date (November 19, 2011) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.
(7)	In November 2010, Messrs. Pearson, Stauffer, Rose and Buchler received restricted stock awards issued under the 2007 LTIP of 23,740, 12,783, 9,131, and 6,392 shares respectively. The shares vest (a) 33% upon the first anniversary of grant date (November 19, 2010) and (b) one thirty-sixth of the underlying shares upon completion of each full month following the first anniversary, such that all shares are fully vested on the third anniversary of the grant date.
(8)	In August 2011, equity awards were granted as an incentive for executive management to take a longer term view of the performance of the Company and to further align management with stockholder interests. Messrs. Pearson, Stauffer, Rose and Buchler were granted 166,667, 87,500, 62,500, and 43,750 restricted shares, respectively. In addition, Messrs. Stauffer, Rose and Buchler were granted 130,273, 93,052, and 65,136 stock options. These restricted shares and options vest over a five year period with (a) 20% vest on the first anniversary of the stock grant and (b) one-sixtieth per month thereafter, such that all shares are vested on the fifth anniversary of the date of grant. In January 2013, Mr. Pearson was granted 248,000 options, supplemental to his restricted stock award in August 2012. These options vest over a five year period with (a) 20% vest on the first anniversary of the stock grant and (b) one-sixtieth per month thereafter, such that all shares are vested on the fifth anniversary of the date of grant.

Option Exercises and Stock Vested In Fiscal Year Ended 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Option Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J. Michael Pearson	—	$—	58,378	$436,671
Mark R. Stauffer(1)	—	$—	30,856	$210,734
James L. Rose	—	$—	21,734	$162,602
Peter R. Buchler	—	—	15,215	$113,830

(1)	Mr. Stauffer made an 83(b) election in respect of a portion of these shares such that the full value was recognized for tax reporting purposes in 2009.

Potential Payments upon Termination or Change in Control

Overview

This section describes the benefits payable to our named executive officers in two circumstances:

•	Change in control
•	Termination of employment

For this purpose the term “change in control” or “during a protection period” generally means the occurrence of any of the following events:

(a) A “change in the ownership of the Company” which will occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; however the following acquisitions will not constitute a change in control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (ii) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion.

(b) A “change in the effective control of the Company” which will occur on the date that either (i) any one person, or more than one person acting as a group, acquires ownership of our stock possessing 35% or more of the total voting power of our stock, excluding (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or (z) any acquisition by investors (immediately prior to such acquisition) of us for financing purposes, as determined by the Compensation Committee in its sole discretion or (ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c) A “change in the ownership of a substantial portion of the Company’s assets” which occurs on the date that any one person, or more than one person acting as a group, acquires our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

The employment agreements also provide for termination of employment unrelated to a change in control (as defined above) if the executive is terminated without cause (as defined below) or he voluntarily terminates his employment for good reason (as defined below)

The term “cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.

The term “good reason” means: (a) a substantial reduction of the executive’s base salary without his consent; (b) a substantial reduction of his duties (without his consent) from those in effect as of the effective date of the employment agreement or as subsequently agreed to by the executive and us; or (c) the relocation of the executive’s primary work site to a location greater than 50 miles from the current work site as of the effective date of the employment agreement.

The benefits payable to each named executive officer in each circumstance are contained in the provisions of that executive’s respective employment agreement, which were entered into in December 2009. These benefits ensure that the executive is motivated primarily by the needs of the Company as a whole, and not by circumstances that are outside the ordinary course of business. In general, the executive is assured that he will receive a continued level of compensation if his employment is adversely affected by the termination of employment or a change in control of the Company.

Payment of these benefits is conditional upon the Company’s receipt of appropriate waivers and a release from all claims against the Company.

Summary of payments

The table below summarizes the benefits payable to each named executive in the various termination scenarios. No benefits are payable if an executive voluntarily terminates employment without good reason or employment is terminated by us for cause.

In all cases, the executive has the right to exercise vested stock options. Equity awards for which vesting has not occurred lapse according to the provisions of the LTIP.

The tables below assume that the terminations took place on December 31, 2012.

J. Michael Pearson	Death or disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of control)
Severance	$—	$515,000	$1,545,000
Annual incentive	—	—	—
Car allowance	—	15,000	45,000
Transitional	—	30,000	90,000
Total	$—	$560,000	$1,680,000

Mark R. Stauffer	Death or disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of control)
Severance	$—	$346,125	$1,038,375
Annual incentive	—	—	—
Car allowance	—	11,400	34,200
Transitional	—	30,000	90,000
Total	$—	$387,525	$1,162,575

James L. Rose	Death or disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of control)
Severance	$—	$275,000	$550,000
Annual incentive	—	—	—
Car allowance	—	7,020	14,040
Transitional	—	30,000	60,000
Total	$—	$312,020	$624,040

Peter R. Buchler	Death or disability	Involuntary termination without cause or for good reason, not during a protection period	Involuntary termination without cause or for good reason, during a protection period (Change of control)
Severance	$—	$247,000	$480,000
Annual incentive	—	—	—
Car allowance	—	—	—
Transitional	—	30,000	60,000
Total	$—	$277,000	$610,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board reviews related party transactions. Related party transactions are Company transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons (which shall include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and persons sharing the same household of the foregoing persons), or entities in which one of these persons has a direct or indirect material interest. A related party transaction means any transaction, or series of similar transactions (and any amendments, modifications or changes thereto), in which the amount exceeds $120,000. A related party transaction does not include compensatory arrangements with the Board or executive officers or certain other transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. The Board has delegated the authority to review and approve all related party transactions to its Audit Committee. For fiscal 2012, there were no related party transactions.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Company’s Board of Directors consists of three non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of NYSE listing standards and (ii) at least one member meets certain standards as a financial expert. Mr. Stoever, Chairman of the Committee, meets the relevant standards as a financial expert.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors. In fulfillment of its responsibilities, the Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. The Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited consolidated financial statements and such matters. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures required by Statement on Auditing Standards No. 61 Communication With Audit Committees (as amended), the matters required to be discussed by The Public Company Accounting Oversight Board and the Securities and Exchange Commission and the letter from the independent auditors required by the Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Committee concerning independence. The Committee has also discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditors” is compatible with maintaining their independence.

In reliance on the reviews and discussions above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Respectfully submitted by the members of the Audit Committee

Gene Stoever, Chairman
Richard L. Daerr, Jr.
Thomas N. Amonett

Audit Fees

The following table sets forth the aggregate fees Grant Thornton LLP billed to the Company for the years ended December 31, 2012 and 2011.

	2012	Percent Approved by Audit Committee	2011	Percent Approved by Audit Committee
Audit fees(1)	$554,217	100%	$510,110	100%
Audit-related fees(2)	—		—
Tax fees(3)	—		—
All other fees	—		—
Total fees	$554,217	100%	$510,110	100%

(1)	Includes professional services for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements that only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance and review of documents filed with the SEC.
(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.
(3)	The Company retains another accounting firm to provide tax return preparation services.

Audit and Non-Audit Service Approval Policy In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations, the Audit Committee has adopted procedures for the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.

Audit Services.  The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit-related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.

Tax Fees.  The Company retains an independent registered public accounting firm other than Grant Thornton LLP to provide tax services.

All Other Services.  Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.

Procedures for Approval of Services.  All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the

Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC and PCAOB rules on auditor independence.

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board does not know are to be presented at the meeting by others.

Annual Report

The Annual Report to Stockholders, which includes our consolidated financial statements for the year ended December 31, 2012, has been made available to all stockholders. The Annual Report is not a part of the proxy solicitation material.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2014 Annual Meeting of Stockholders must be submitted to the Corporate Secretary of the Company no later than December 9, 2013 in order to be considered timely received, although this date may change if our 2014 Annual Meeting is more than 30 days earlier or later than May 23, 2014.

Under our By-laws, stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. Failure to comply with our By-law procedures and deadlines may preclude presentation of the matter at the meeting. Please see “Corporate Governance-Website Availability of Governance Documents” for information on how to access a copy of our By-laws.

By Order of the Board of Directors
Peter R. Buchler, Secretary

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ORN2013**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56756-P37275

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORION MARINE GROUP, INC.

The Board of Directors recommends you vote FOR the nominees, and FOR proposals 2 and 3:

Nominees:	**For**	**Against**	**Abstain**
1a. Austin J. Shanfelter	☐	☐	☐
1b. Gene G. Stoever	☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M56757-P37275

ORION MARINE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 23, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Orion Marine Group, Inc. Our 2013 Annual Meeting will be held on Thursday, May 23, 2013, at 10:00 a.m. CDT. We are very pleased that this year's annual meeting will again be a completely virtual meeting of stockholders. You will be able to attend the 2013 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ORN2013.

The stockholder(s) hereby appoint(s) Peter R. Buchler, J. Michael Pearson and Mark R. Stauffer, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of ORION MARINE GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual meeting of stockholder(s) to be held on Thursday, May 23, 2013, at 10:00 a.m. CDT, via webcast, and any adjournment or postponement thereof.

Continued and to be signed on reverse side